THIRD QUARTER 1998








                                FIRST UNION CORPORATION
                                    AND SUBSIDIARIES


                          MANAGEMENT'S ANALYSIS OF OPERATIONS











                             QUARTERLY FINANCIAL SUPPLEMENT
                          Nine Months Ended September 30, 1998

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FIRST UNION CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 1998
TABLE OF CONTENTS
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Financial Highlights                                                                     1

Management's Analysis of Operations                                                      2

Consolidated Summaries of Income, Per Share and Balance Sheet Data                     T-1

Business Segments                                                                      T-2

Internal Capital Growth and Dividend Payout Ratios                                     T-6

Selected Quarterly Data                                                                T-6

Securities Available for Sale                                                          T-7

Investment Securities                                                                  T-8

Loans                                                                                  T-9

Interest-Only and Residual Certificates                                                T-9

Allowance for Loan Losses and Nonperforming Assets                                    T-10

Intangible Assets                                                                     T-11

Foreclosed Properties                                                                 T-11

Deposits                                                                              T-12

Time Deposits in Amounts of $100,000 or More                                          T-12

Long-Term Debt                                                                        T-13

Changes in Stockholders' Equity                                                       T-15

Capital Ratios                                                                        T-15

Off-Balance Sheet Derivative Financial Instruments                                    T-16

Off-Balance Sheet Derivatives - Expected Maturities                                   T-19

Off-Balance Sheet Derivatives Activity                                                T-20

Net Interest Income Summaries
  Five Quarters Ended September 30, 1998                                              T-21

  Year-to-Date September 30, and June 30, 1998; December 31, and September 30, 1997   T-23

Consolidated Balance Sheets                                                           T-25

Consolidated Statements Of Income
  Five Quarters Ended September 30, 1998                                              T-26

  Year-to-Date September 30, 1998 and 1997                                            T-27

Consolidated Statements Of Cash Flows                                                 T-28
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FINANCIAL HIGHLIGHTS
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                                                                              Three Months Ended        Nine Months Ended
                                                                                   September 30,             September 30,
                                                                     ---------------------------   -----------------------
(Dollars in millions, except per share data)                               1998         1997             1998        1997
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FINANCIAL HIGHLIGHTS
Net income before merger-related and restructuring
  charges (Operating earnings)                                      $     1,011          748     $      2,703       2,170
After tax merger-related and restructuring charges                           16            -              669          37
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Net income after merger-related and restructuring charges           $       995          748     $      2,034       2,133
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PER SHARE DATA
Diluted earnings
  Net income before merger-related and restructuring charges        $      1.02         0.78     $       2.77        2.24
  Net income after merger-related and restructuring charges                1.01         0.78             2.08        2.20
Basic earnings
  Net income before merger-related and restructuring charges               1.03         0.79             2.80        2.27
  Net income after merger-related and restructuring charges                1.02         0.79             2.11        2.23
Cash dividends                                                             0.42         0.32             1.16        0.90
Book value                                                                17.54        15.51            17.54       15.51
Period-end price                                                    $   51.1875      50.0625     $    51.1875     50.0625
Average shares (In thousands)
  Diluted                                                               993,208      959,013          976,826     967,755
  Basic                                                                 981,659      946,354          965,506     956,476
Actual shares (In thousands)                                            990,373      958,977          990,373     958,977
Dividend payout ratios (Based on operating earnings)                      41.18 %      38.29            37.29 %     38.63
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PERFORMANCE HIGHLIGHTS
Before merger-related and restructuring charges
    Return on average assets (a)                                           1.75 %       1.50             1.64 %      1.49
    Return on average stockholders' equity (a) (b)                        23.50        20.31            22.89       20.69
    Overhead efficiency ratio (excludes expenses on trust                    52           55               55          55
      capital securities) (c)
Net charge-offs to
  Average loans, net (a)                                                   0.55         0.68             0.47        0.67
  Average loans, net, excluding Bankcard (a)                               0.41         0.30             0.32        0.30
Nonperforming assets to loans, net and foreclosed properties               0.61         0.73             0.61        0.73
Net interest margin (a)                                                    3.79 %       4.57             3.94 %      4.65
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CASH EARNINGS (EXCLUDING OTHER
  INTANGIBLE AMORTIZATION)
  Before merger-related and restructuring charges
    Net income                                                      $     1,074          821     $      2,890       2,355
    Earnings per share - diluted                                    $      1.09         0.85     $       2.96        2.43
    Return on average tangible assets (a)                                  1.90 %       1.67             1.79 %      1.64
    Return on average tangible stockholders' equity (a) (b)               35.69        28.22            32.06       28.94
    Overhead efficiency ratio (excludes expenses on trust
      capital securities) (c)                                                49 %         52               52 %        53
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PERIOD-END BALANCE SHEET DATA
Securities available for sale                                                                    $     38,052      21,135
Investment securities                                                                                   2,121       3,681
Loans, net of unearned income                                                                         135,689     135,966
Earning assets                                                                                        204,947     179,219
Total assets                                                                                          234,580     202,766
Noninterest-bearing deposits                                                                           30,504      29,676
Interest-bearing deposits                                                                             104,024     103,468
Long-term debt                                                                                         17,040      11,209
Guaranteed preferred beneficial interests                                                               1,736       1,734
Stockholders' equity                                                                             $     17,370      14,823
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(a) Quarterly amounts annualized.
(b) Based on net income and average stockholders' equity excluding average net unrealized gains or losses on debt and equity securities.
(c) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, including investment securities transactions.

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MANAGEMENT'S ANALYSIS OF OPERATIONS

     The following discussion and other portions of this Quarterly Financial Report contain various forward-looking statements. Please refer to our 1998 Third Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

EARNINGS HIGHLIGHTS
     First Union's operating earnings in the first nine months of 1998 increased 25 percent to $2.7 billion from $2.2 billion in the first nine months of 1997. On a diluted per share basis, operating earnings in the first nine months of 1998 increased 24 percent to $2.77 from $2.24 in the first nine months of 1997. Operating earnings were $1.0 billion, or $1.02 per share, in the third quarter of 1998, compared with $748 million, or $0.78, in the third quarter of 1997.
     Operating earnings represent earnings before after tax merger-related and restructuring charges of $669 million in the first nine months of 1998 and $37 million in the first nine months of 1997. Such charges in 1998 were primarily associated with the April 28, 1998, pooling of interests acquisition of CoreStates Financial Corp. After these charges, diluted earnings per share were $2.08 in the first nine months of 1998 compared with $2.20 in the first nine months of 1997, and $1.01 in the third quarter of 1998 compared with $0.78 in the third quarter of 1997.
     These operating results represent a return on average stockholders' equity of 22.89 percent and a return on average assets of 1.64 percent in the first nine months of 1998, and 23.50 percent and 1.75 percent, respectively, in the third quarter of 1998.
     Growth in operating earnings was led by a 45 percent increase in noninterest income in the first nine months of 1998 compared with the first nine months of 1997, excluding securities transactions. Securities gains of $259 million in the first nine months of 1998, which include available for sale and investment securities transactions, are discussed in the Outlook and Securities Available for Sale sections. Capital Management fee income increased 60 percent in the first nine months of 1998, led by growth in retail brokerage and insurance services volume and mutual fund fees. Capital Markets fee income increased 58 percent, led by growth in Specialized Industries, International, Congress Financial and risk management products. Mortgage banking income of $281 million in the first nine months of 1998 reflected strong originations (including refinancings) as residential mortgage rates fell. Noninterest income during this period also included $117 million in net gains related to the securitization of $2.8 billion of home equity loans. It also included $79 million in net gains on $1.7 billion of credit card loans securitized in the third quarter of 1998 and $60 million related to the recognition of a deferred gain associated with equity method investments. Additionally, noninterest income included $115 million in branch sale gains as we continue to enhance our retail delivery network in connection with the implementation of the Future Bank model.
     Noninterest expense, excluding merger-related and restructuring charges, increased to $5.7 billion in the first nine months of 1998 from $5.1 billion in the first nine months of 1997, primarily due to the addition of The Money Store, including goodwill amoritization; revenue-driven incentive pay and higher staffing levels in Capital Markets; spending related to our Future Bank initiative and advertising expense related to our new corporate branding campaign; and ongoing expense related to acquired entities. The operating overhead

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efficiency ratio before special charges was 54.59 percent, compared with 55.23 percent in the first nine months of 1997.
     Nonperforming assets declined to $825 million, or 0.61 percent of net loans and foreclosed properties, compared with $991 million, or 0.75 percent, at December 31, 1997, and $1 billion, or 0.73 percent, at September 30, 1997. Annualized net charge-offs were 0.47 percent in the first nine months of 1998 compared with 0.67 percent in the first nine months of 1997.

Outlook
     For many years, First Union has invested in a strategy of creating a financial services company with diversified sources of revenue and earnings. Further, a longstanding strategy that focuses on our middle-market client base has enabled us to limit our credit exposures to areas of recent public concern, such as emerging markets and hedge funds. The greatest impact of the quarter's market movements was seen in our commercial real estate loans held for securitization. If the financial markets continue to be volatile, we would expect to be modestly impacted in the future.
     However, the global flight to quality also created a $2 billion aggregate unrealized gain in our interest-bearing on-balance sheet and off-balance sheet portfolios. We realized 10 percent of these gains, or $211 million (pre-tax), as securities gains in the third quarter of 1998, as discussed further in the Securities Available for Sale section.
     Two of the businesses in which we have invested in recent years, Capital Management and Capital Markets, accounted for almost one-half of noninterest income (excluding trading account profits, available for sale and investment securities transactions) in the first nine months of 1998.
     We have completed the integration of CoreStates. Customer sales and retention strategies are well under way, as well as efforts to achieve expense efficiency targets by the end of 1998. As such, we are very pleased with our prospects for revenue growth and expense reductions stemming from this and other recently consolidated acquisitions.
     Our primary management attention is focused on developing our existing business base as we continue to invest in new technology and fee income-generating lines of business. The investments we have made in acquisitions, in technology and in expanded products and services have positioned us to better serve our 16 million customers in a diverse geographic marketplace and to reduce the impact of adverse changes in the business cycle.
     Legislation passed by the U.S. Congress in October of this year has clarified certain tax benefits to be realized from the reorganization of certain corporate and interstate banking entities. As a result, fourth quarter 1998 federal income tax expense may be significantly reduced.

     The Impact of Year 2000 section provides information about First Union's initiatives related to Year 2000 readiness and to expenses associated with these initiatives.

Merger and Consolidation Activity
     In the first nine months of 1998, we also completed the pooling of interests acquisition of Wheat First Butcher Singer, Inc., a Richmond, Virginia based broker/dealer, as well as the purchase accounting acquisitions of Bowles Hollowell Conner & Co., a Charlotte, North

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Carolina based investment banking firm, and Covenant Bancorp, Inc., a
Haddonfield, New Jersey based bank holding company, and The Money Store, Inc. The corporation's financial statements have been restated to reflect the April 28, 1998, acquisition of CoreStates. Such financial statements have not been restated to reflect the other acquisitions.
     With the June 30, 1998, $2.2 billion purchase accounting acquisition of The Money Store, we recorded $1.9 billion of goodwill and an intangible asset related to The Money Store's origination network of $304 million. This is based on The Money Store's closing equity of $489 million and preliminary fair value adjustments, net of tax effects, related to certain interest-only and residual certificates related to asset-backed securities issued by The Money Store of $237 million, long-term debt of $47 million, professional fees and other acquisition-related expenses of $23 million, deferred taxes related to the origination network intangible of $120 million and other miscellaneous adjustments amounting to $103 million. The estimated periods of future benefit related to goodwill and the network intangible is twenty-five years and fifteen years, respectively.

     We continue to evaluate acquisition opportunities that we believe would provide access to customers and markets that complement our long-term goals. Acquisition opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured in conjunction with financial performance guidelines adopted in 1997 and other financial and strategic objectives. Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected.
     The Accounting and Regulatory Matters section provides more information about legislative, accounting and regulatory matters that have recently been adopted or proposed.

BUSINESS SEGMENTS

Business Focus
     First Union's operations are divided into four primary business segments encompassing more than 50 distinct product and service units. These segments include the Consumer Bank, Capital Management, the Commercial Bank and Capital Markets. Additional information can be found in Table 2.
     We have developed an internal performance reporting model to measure the results of these four business segments and the Treasury/Nonbank segment. Because of the complexity of the corporation and the interrelationships of these business segments, we have used various estimates and allocation methodologies in the preparation of the Business Segments financial information. Restatements of various periods may occasionally occur because these estimates and methodologies could be refined over time.
     Our management structure combines this internal performance reporting with a matrix management approach, which integrates product management with our various distribution channels. Additionally First Union's management structure and internal reporting methodologies produce business segment results that are not necessarily comparable to presentations by other bank holding companies or stand-alone entities in similar industry segments.
     Our internal performance reporting model isolates the net income contribution and measures the return on capital for each business segment by allocating equity, funding credit and expense, and corporate expenses to each segment. We use a risk-based methodology to allocate equity based on the credit, market and operational risks associated

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with each business segment. Credit risk allocations are intended to provide sufficient equity to cover revenue volatility and the unexpected losses for each asset portfolio. Provisions for loan losses in excess of each business segment's net charge-offs are included in the Treasury/Nonbank segment. Operational capital is allocated based on the level of noninterest expense for each segment. In addition, capital is allocated to segments with deposit products to reflect the risk of unanticipated disintermediation.
     Through this process, the aggregate amount of equity allocated to all business segments may differ from the corporation's book equity. The Treasury/Nonbank segment retains all unallocated equity. This mismatch in book versus allocated equity may result in an unexpectedly high or low return on equity for the Treasury/Nonbank segment for extended periods of time. Our method of reporting does not allow for discrete reporting of the profitability or synergies arising from our integrated approach to product sales. For example, a commercial customer might have loans, deposits and an interest rate swap. The loan and deposit relationship would be included in the Commercial Bank segment and the interest rate swap would be reflected in the risk management unit of the Capital Markets segment.
     Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment, our model employs a funds transfer pricing (FTP) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or expense to each segment so its resulting net interest income is insulated from interest rate risk. The majority of the interest rate risk resulting from the mismatch in durations of assets and liabilities held by the business segments resides in the Treasury/Nonbank segment. The Treasury/Nonbank segment also holds the corporation's investment portfolio and off-balance sheet portfolio, which are used to enhance corporate earnings and to manage exposure to interest rate risk. Because most market risk is held in the Treasury/Nonbank segment, the profitability of this segment is expected to be more volatile than for the other business segments.
     General corporate expenses, with the exception of goodwill amortization, are fully allocated to each segment in a pro rata manner based on the direct and attributable indirect expenses for each segment. Noninterest expense remaining in the Treasury/ Nonbank segment reflects the costs of portfolio management activities, goodwill amortization and merger-related and restructuring charges. In general this approach should not result in significant volatility to business segment returns.

Consumer Bank
     The Consumer Bank, our primary deposit-taking entity, provides an attractive source of funding for secured and unsecured consumer loans, first and second residential mortgages, installment loans, credit cards, auto loans and leases, and student loans. The Consumer Bank's traditional deposit and lending products are fully integrated with nontraditional financial offerings, making our retail banking branches major distribution points for mutual funds, insurance and small business loans. State-of-the-art technology including centralized customer information centers, smart cards, electronic and Internet banking capabilities support this approach.
     The Consumer Bank segment generated $368 million in net income in the third quarter of 1998 compared with $244 million in the third quarter of 1997. In addition to contributions

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from The Money Store, as discussed in Earnings Highlights, primary contributors to the Consumer Bank segment were record production in residential first mortgage loans (including refinancings) and home equity loans. Mortgage production volume increased 109 percent to $4.2 billion in the third quarter of 1998 from $2.0 billion in the third quarter of 1997. Home equity originations were $4.4 billion in the third quarter of 1998 compared with $1.5 billion in the third quarter of 1997, and included $823 million from First Union Home Equity Bank (FUHEB), $1.7 billion through the retail delivery system, and $1.8 billion through The Money Store. Noninterest income was $647 million in the third quarter of 1998 compared with $389 million in the third quarter of 1997.
     Noninterest expense was $923 million in the third quarter of 1998 compared with $857 million in the third quarter of 1997. Expenses in the third quarter of 1998 included the addition of The Money Store to our expense base; costs related to the implementation of our Future Bank retail delivery strategy, as well as expenses related to the increased mortgage volume and write-downs of mortgage servicing rights. By the end of 1998, we will complete the implementation of our new Future Bank retail delivery model across 12 states and Washington, D.C. The Future Bank model increases service options and access for our customers, improves sales capacity for employees, and it ultimately is expected to reduce costs.
     Average Consumer Bank loans in the third quarter of 1998 were $60 billion compared with $62 billion in the third quarter of 1997. The decrease in the consumer loan portfolio reflects our strategy to actively manage our balance sheet by selling or securitizing loans to maximize return on capital. As part of this strategy we have securitized or sold $13 billion of consumer loans since the second quarter of 1997, including adjustable rate mortgages (ARMs), home equity loans, student loans, indirect auto loans, community reinvestment loans, credit card receivables and other unsecured consumer credit. During the fourth quarter of 1998, we anticipate retaining a larger percentage of consumer loan originations. Accordingly, we expect proportionate increases in consumer loan interest income, fees, interest expense and provisions for loan losses, as well as lower securitization gains. The managed credit card portfolio was $5.6 billion at September 30, 1998, including $2.9 billion of securitized credit cards. The credit card sales reflect the repositioning of the portfolio in line with our Consumer Bank's strategy of expanding relationships within our growing customer base on the East Coast.
     Loan originations in the consumer portfolio were led by mortgage loans and direct lending through the full-service bank branches and home equity loans through The Money Store, FUHEB and full-service branches. First Union's mortgage origination and home equity offices across the nation also are included in the Consumer Bank through our operating subsidiaries: First Union Mortgage Corporation (FUMC) and FUHEB. Our home equity lending business is the second largest in the nation based on originations. FUMC is the nation's 11th largest mortgage servicer, with a mortgage servicing portfolio of $63 billion at September 30, 1998.

Capital Management
     The Capital Management Group combines our banking and investment offerings for retail and institutional customers, and it provides products and services that primarily produce fee income. At September 30, 1998, this group had $134 billion in assets under management. These assets include proprietary mutual funds of $63 billion, with the remaining $71 billion in assets composed of trust and institutional accounts.

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     The Capital Management Group produced net income of $130 million in the third quarter of 1998 compared with $88 million in the third quarter of 1997. In the third quarter of 1998, fee income was $450 million compared with $279 million in the third quarter of 1997. Growth in fee income was primarily related to retail brokerage and insurance services, trust and mutual funds. Expenses in the third quarter of 1998 were $354 million compared with $231 million in the third quarter of 1997.
     Retail brokerage is the primary distribution center for Capital Management products. This segment also includes insurance products. However, it does not reflect sales of credit life or other insurance products sold in other areas of the corporation.
     The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of our lines of business, including mutual funds and retail brokerage services. CAP Account amounts in Table 2 reflect direct CAP Account fee income only. CAP Account assets increased to $32 billion at September 30, 1998, compared with $26 billion at year-end 1997. We are realizing an increase in investment activity through these accounts.
     The Private Client Banking Group provides high net worth retail clients with a single point of access to First Union's investments, mortgages, personal loans, trusts, financial planning, brokerage services and other services. In the third quarter of 1998, the Private Client Banking Group had $3.6 billion of average net loans compared with $3.1 billion in the third quarter of 1997, and $2.8 billion of average deposits in the third quarter of 1998 compared with $2.2 billion in the third quarter of 1997. Private Client Banking Group amounts in Table 2 reflect only the income and expense related to lending and deposit taking activities. Other fee income is located within other business lines or segments.
     We anticipate increased growth in all of the Capital Management business lines as we introduce new products and services throughout our multistate network and as we begin to enhance our relationships with the new customers from our acquisitions.

Commercial Bank
     The Commercial Bank provides a comprehensive array of financial solutions primarily focused on corporate customers (annual sales of $50 million to $2 billion); commercial customers (annual sales of $10 million to $50 million); and small-business customers (annual sales up to $10 million). Products and services go beyond traditional commercial banking to areas such as risk management products, property and casualty insurance, leasing, treasury services, international services, pension plans and 401(k) plans.
     Specialized relationship teams throughout our region focus on sales and service. In addition, we have an integrated approach that leverages the capabilities of First Union's Capital Markets Group for the more complex financing solutions.
     The Commercial Bank had net income of $190 million in the third quarter of 1998 compared with $174 million in the third quarter of 1997. Net interest income was $492 million in the third quarter of 1998 compared with $508 million in the third quarter of 1997. Noninterest income increased slightly compared with the third quarter of 1997, and it continues to be led by service charge income from the cash management segment. Expenses in the third quarter of 1998 were $284 million compared with $323 million in the third quarter of 1997.
     Average commercial loans in the third quarter of 1998 decreased 5 percent from the third quarter of 1997, due to selective new loan originations and renewals, as well as to the

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transfer of customer relationships to the Capital Markets Group. Average small business loans increased 13 percent to $2.6 billion in the third quarter of 1998 from $2.3 billion in the third quarter of 1997. Table 2 reflects only the lending activities of our Small Business Banking Division, which also generates insurance, investment and retirement services, and commercial deposit services for customers.
     First Union is the nation's third largest cash management bank based on revenue. Cash management products stimulate the gathering of commercial deposit balances. Deposit balances and their economic profitability are reflected in both the Commercial Bank and the Capital Markets segments.

Capital Markets
     Our Capital Markets Group provides corporate and institutional clients with a complete menu of investment banking products and services. These products and services are fully integrated with our wholesale delivery strategy, and they are a natural extension of our Commercial Bank. We have the capability to help a company grow from its first checking account to its initial public offering. In the Capital Markets Group, as in the rest of the First Union organization, the strategy is the same: the focus is on providing customized solutions that are in each of our client's best interests.
     Within Capital Markets, our primary focus has been to bring a full line of business products to middle-market customers. Our large banking franchise provides a strong platform for the delivery of Capital Markets products and services to meet customer needs.
     Our relationship coverage begins in our East Coast banking markets, and it extends nationwide through industry expertise in such areas as health care; financial institutions; real estate; media and communications; utilities; energy; forest products; and specialty finance. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas. The primary focus of the International unit is to meet the trade finance and foreign exchange needs of our corporate customers and to provide commercial banking and capital markets products to financial institution clients overseas. This unit expanded significantly with the addition of CoreStates, which traces its roots in international finance for nearly two centuries.
     The Capital Markets Group produced net income of $106 million in the third quarter of 1998 compared with $167 million in the third quarter of 1997. Net interest income was $303 million in the third quarter of 1998 compared with $275 million in the third quarter of 1997. Noninterest income decreased 20 percent from $221 million in the third quarter of 1997 to $177 million in the third quarter of 1998. The decrease was primarily the result of a $159 million mark-to-market writedown of commercial mortgages warehoused for securitization and their associated hedges. This writedown was the result of the global flight to quality discussed in the Outlook section. Expenses in the third quarter of 1998 were $245 million compared with $215 million in the third quarter of 1997.
     Average net loans were $33 billion in the third quarter of 1998 compared with $28 billion in the third quarter of 1997. Loan growth between the two periods was generated primarily in the Specialized Industries, Diversified Finance and International units related to new relationships and the alignment of customers from the Commercial Bank.
     First Union's Capital Markets Group will continue to expand its relationship banking efforts, including increased industry segment coverage and an expanded international presence.

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Treasury/Nonbank Segment
     The Treasury/Nonbank segment includes First Union's Central Money Book
(CMB) and certain expenses that are not allocated to the business segments, including goodwill amortization and corporate restructuring costs. The CMB is responsible for the management of our securities portfolios, our overall funding requirements and our asset and liability management functions. The Securities Available for Sale, Investment Securities, Liquidity and Funding Sources and Market Risk Management sections provide information about our securities portfolios, funding sources and asset and liability management functions.
     Additionally, the Treasury/Nonbank segment includes amortization expense and capital not allocated to business segments related to other intangible assets (excluding deposit base premium and mortgage and other servicing assets) and charges that are unusual and infrequent, including merger-related and restructuring charges. The Treasury/Nonbank segment also includes the income and expense related to the restructuring of the credit card receivables and other unsecured loans.

RESULTS OF OPERATIONS

INCOME STATEMENT REVIEW

Net Interest Income
     Tax-equivalent net interest income was $5.7 billion in the first nine months of 1998 compared with $6.0 billion in the first nine months of 1997. The decline in tax-equivalent net interest income reflects a changing earning asset mix, primarily related to the divestiture of higher-yielding, unsecured consumer loans and to the investment of excess capital in lower-yielding securities, including purchases to leverage the CoreStates acquisition.
     Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first nine months of 1998, $64 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and if they had been outstanding throughout the period (or since origination if held for part of the period). The amount of interest income related to these assets and included in income in the first nine months of 1998 was $15 million.

Net Interest Margin
     The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
3.94 percent in the first nine months of 1998 compared with 4.65 percent in the first nine months of 1997. The primary factors contributing to the reduction in the net interest margin were: the restructuring of our unsecured consumer loan portfolio; an $8 billion increase in short-term investments related to trading and hedging activities; a $14 billion increase in our securities available for sale portfolio related to the rebalancing of our portfolio in response to our consumer loan portfolio restructuring and to our acquisition of CoreStates; and an increase in deposit costs related to our strategy of migrating customers to market-priced accounts. Changes in the composition of our earning asset mix resulted in a decrease in the average rate earned on earning assets from 8.32 percent in the first nine months of 1997 to 7.86 percent in the first nine months of 1998. Our average rate paid on liabilities increased from 4.36 percent to 4.58 percent over this same nine-month period. It should be noted that we focus on net income and economic contribution when evaluating corporate strategies and that we place a low level of importance on the net interest margin impact of such decisions.
     We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Market Risk Management section.

Noninterest Income
     We are developing products to meet the challenges of increasing competition, changing customer demands and demographic shifts. We have pursued strategic investments to build high-growth lines of business to increase fee income. For example, we have significantly broadened our product lines, particularly in the Capital Markets and the Capital Management Groups, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a 45 percent increase in noninterest income, excluding available for sale and investment securities transactions, to $4.5 billion in the first nine months of 1998 from $3.1 billion in the first nine months of 1997. Certain amounts included in noninterest income are discussed further in the Earnings Highlights section.
     Most categories of noninterest income increased in the first nine months of 1998 from a year earlier. Fee income from Capital Management and Capital Markets activities made up almost one-half of noninterest income, excluding trading account profits, available for sale and investment securities transactions, in the first nine months of 1998. These two groups are discussed further in the Business Segments section.

Trading Activities
     Our Capital Markets Group also makes a key contribution to noninterest income through trading profits. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers. The global flight to quality in the third quarter of 1998 had a negative impact on some segments of our trading activities. As U.S. Treasuries became the asset of choice for investors, the widening of spreads to treasuries negatively affected our hedging related to some trading accounts. This resulted in a trading account net loss of $55 million in the third quarter of 1998. Trading account profits were $46 million in the first nine months of 1998, compared with $152 million in the first nine months of 1997. Trading account assets were $12 billion at September 30, 1998, compared with $6 billion at December 31, 1997.

Noninterest Expense
     Noninterest expense was $6.8 billion in the first nine months of 1998 compared with $5.2 billion in the first nine months of 1997. In the first nine months of 1998, noninterest expense included $1.0 billion of merger-related and restructuring charges compared with $59 million in the first nine months of 1997. In addition to merger-related and restructuring charges, expenses in the first nine months of 1998 reflected revenue-driven incentive pay and higher staffing levels in Capital Markets; spending related to our Future Bank implementation; advertising expense related to our branding campaign; and ongoing expenses related to acquired entities. The operating overhead efficiency ratio before special charges was 54.59 percent, compared with 55.23 percent in the first nine months of 1997.

     The $1.0 billion of 1998 pre-tax merger-related expenses and restructuring charges are associated primarily with the mergers of Wheat First and CoreStates, and they represent (i) merger-related expenses, which are recorded as incurred, such as costs and losses of combining the companies, instituting efficiencies, professional fees, systems conversions and communications, and (ii) accrued restructuring charges, such as severance and change in control obligations, fixed asset write-downs and vacant space accruals, accelerated disposition of owned real estate net, service contract terminations and other miscellaneous costs. In the third quarter of 1998, merger-related expenses and restructuring charges of $24 million were incurred. This amount consisted primarily of $169 million of merger-related expenses and $40 million of additional restructuring charges which were offset by $185 million in gains on regulatory mandated branch sales. At September 30, 1998, $288 million of such charges had been paid and $404 million of such charges were related to noncash charges. Most of the remaining accrual of $315 million of such charges at September 30, 1998, is expected to be paid by the end of 1999. It is currently estimated that an additional $146 million in after tax merger-related expenses may be recorded by the end of 1998, in addition to the charges previously taken.
     Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. We had $5.1 billion in other intangible assets at September 30, 1998, and $2.9 billion at December 31, 1997. The increase was primarily related to The Money Store acquisition. Costs related to environmental matters were not material.
     The Impact of Year 2000 section provides information about First Union's initiatives related to Year 2000 readiness and to expenses associated with these initiatives.

BALANCE SHEET REVIEW

Securities Available for Sale
     The available for sale portfolio primarily consists of U.S. Treasury, U.S. Government agency, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in gains of $255 million in the first nine months of 1998 and $34 million in the first nine months of 1997.
     At September 30, 1998, we had securities available for sale with a market value of $38 billion compared with $24 billion at year-end 1997. The market value of securities available for sale was $867 million above amortized cost at September 30, 1998. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments. In the third quarter of 1998, we took advantage of market conditions to reposition a portion of our securities portfolio. Primarily, we sold securities where investor demand for a safe haven had driven prices up and reinvested the proceeds in higher-yielding securities. As a result of our reinvestment strategies, we believe we will be able to replace a majority of the future income we would have received on the securities sold, in addition to realizing the gain.
     The average rate earned on securities available for sale in the first nine months of 1998 was 6.63 percent compared with 6.88 percent in the first nine months of 1997. The average maturity of the portfolio was 5.28 years at September 30, 1998.

Investment Securities
     The investment securities portfolio primarily consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $2.1 billion at September 30, 1998, and $3.5 billion at December 31, 1997.
     The average rate earned on investment securities was 7.93 percent in the first nine months of 1998 and 7.86 percent in the first nine months of 1997. The average maturity of the portfolio was 4.73 years at September 30, 1998.

Loans
     The loan portfolio, which represents our largest asset class, is a significant source of interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth and portfolio diversification by product, geography and industry. A common credit underwriting structure is in place throughout the corporation.
     The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are generally used to finance fixed assets or acquisitions. Commercial real estate loans are typically used to finance the construction or purchase of commercial real estate.
     Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.
     Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.
     The loan portfolio at September 30, 1998, was composed of 56 percent in commercial loans and 44 percent in consumer loans, which did not represent a significant change from December 31, 1997.
     Net loans at September 30, 1998, were $136 billion compared with $132 billion at December 31, 1997. Average net loans were $133 billion in the first nine months of 1998 compared with $135 billion in the first nine months of 1997. The decrease primarily reflects loans that were securitized, sold or transferred to assets held for sale as part of our strategy of balance sheet management to maximize our return on investment. Commercial loan originations in the first nine months of 1998 were led by Capital Markets. Consumer loan originations were strong in mortgages (including refinancings) and home equity.
     At September 30, 1998, unused loan commitments related to commercial and consumer loans were $75 billion and $33 billion, respectively. Commercial and standby letters of credit were $11 billion at September 30, 1998. At September 30, 1998, loan participations sold to other lenders amounted to $2 billion. They were recorded as a reduction of gross loans.

     The average rate earned on loans was 8.55 percent in the first nine months of 1998 compared with 8.81 percent in the first nine months of 1997. The primary factor contributing to the decline was the restructuring of our unsecured consumer loan portfolio. This restructuring, in conjunction with a general downward trend in Treasury rates over this period, was only partially offset by growth in high yielding leveraged leases.
     The Asset Quality section provides information about geographic exposure in the loan portfolio.

Commercial Real Estate Loans
     Commercial real estate loans amounted to 9 percent of the total portfolio at September 30, 1998, and 12 percent at December 31, 1997. This portfolio included commercial real estate mortgage loans of $9 billion at September 30, 1998, and $13 billion at December 31, 1997.

Asset Securitizations
     Asset securitizations are utilized as the primary funding method for fixed and variable rate home equity loans and as an alternative funding method for SBA loans, student loans and certain other consumer loans. In a securitization transaction, a pool of loans is generally sold to a trust, which simultaneously sells interests in the underlying cash flows of the pool to third-party investors. In its securitization transactions, First Union typically receives cash proceeds, retains interest-only and residual certificates as an investment and retains the servicing rights to the loans.
     The interest-only and residual certificates retained are initially recorded at their allocated carrying value based on relative fair value. Fair value is determined by computing the present value of the estimated cash flows retained, using the dates that such cash flows are expected to be released to First Union, at a discount rate considered to be commensurate with the risks associated with the cash flows. The amounts and timing of the cash flows are estimated after considering various economic factors including prepayment, delinquency, default and loss assumptions. The valuation also considers loan-related factors such as loan type, amount, date of origination, interest rate, term, underlying collateral value and geographic location.
     First Union maintains a disciplined valuation process whereby on a monthly basis a risk management committee reviews actual cash flows and the factors that affect the amounts and timing of the cash flows from each of the underlying static pools relative to the assumptions used in estimating fair value. Based on this analysis, assumptions are validated or revised as deemed necessary, and the amounts and timing of cash flows are estimated and fair value is determined. Table 8 summarizes the activity-related changes in the balance sheet amounts for the interest-only and residual certificates, the related valuation estimates and the related collateral data.

ASSET QUALITY

Nonperforming Assets
     At September 30, 1998, nonperforming assets were $825 million, or 0.61 percent of net loans and foreclosed properties, compared with $991 million, or
0.75 percent, at December 31, 1997.

     Loans or properties of less than $5 million each made up 83 percent, or $686 million, of nonperforming assets at September 30, 1998. Of the rest:

(bullet) Three loans or properties between $5 million and $10 million each accounted for $21 million; and
(bullet) Six loans or properties over $10 million each accounted for $118 million.

     Fifty-one percent of nonperforming assets were collateralized primarily by real estate at September 30, 1998, and 49 percent at December 31, 1997.

Past Due Loans
     Accruing loans 90 days past due were $279 million at September 30, 1998, compared with $326 million at December 31, 1997. Of the past dues at September 30, 1998, $47 million were commercial loans or commercial real estate loans and $232 million were consumer loans. At September 30, 1998, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans was not significant.

Net Charge-Offs
     Net charge-offs amounted to $472 million in the first nine months of 1998 compared with $678 million in the first nine months of 1997, and in the third quarter of 1998, $187 million compared with $231 million in the third quarter of 1997. Annualized net charge-offs were 0.47 percent of average net loans in the first nine months of 1998 compared with 0.67 percent in the first nine months of 1997.
     Net charge-offs declined significantly due primarily to the restructuring of the credit card portfolio, in which certain vintages that experienced higher charge-off rates have been sold. Card solicitations are largely focused on customers and prospects within our marketplace and nationally to those with potential for building long-term, multi-product relationships. We continue to carefully monitor trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally, we have evaluated our credit policies in light of changing economic trends, and we have taken steps we believe are appropriate where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.

Provision and Allowance for Loan Losses
     The loan loss provision was $524 million in the first nine months of 1998 compared with $658 million in the first nine months of 1997. The allowance for loan losses was $1.9 billion at September 30, 1998, and $1.8 billion at December 31, 1997.
     We establish reserves based on various factors, including results of analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial loans and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of other factors that might influence the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for consumer loans are based principally on delinquencies and historical and projected loss rates. Additionally, a longstanding strategy that focuses on our middle-market client base has enabled us to limit our credit exposures to areas of recent public concern, such as emerging markets and hedge funds.

     Impaired loans, which are included in nonaccrual loans, amounted to $404 million at September 30, 1998, compared with $485 million at December 31, 1997. A loan is considered to be impaired when, based on current information, we believe it is probable that we will not receive all amounts due in accordance with the contractual terms of the loan. Included in the allowance for loan losses at September 30, 1998, was $63 million related to $351 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In the first nine months of 1998, the average recorded investment in impaired loans was $440 million, and $21 million of interest income was recognized on loans while they were impaired. This income was recognized using a cash-basis method of accounting.

Geographic Exposure
     The loan portfolio in the East Coast region of the United States is spread primarily across 106 metropolitan areas with diverse economies. Our largest markets are: Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C. Substantially all of the $12 billion commercial real estate portfolio at September 30, 1998, was located in our East Coast banking region.

LIQUIDITY AND FUNDING SOURCES
     Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.
     Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.
     Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities available for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, home equity, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the book value approximated the estimated fair value at September 30, 1998.

Core Deposits
     Core deposits are a fundamental and cost-effective source of funding. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $126 billion at September 30, 1998, compared with $127 billion at December 31, 1997.
     The portion of core deposits in higher-rate, other consumer time deposits was 29 percent at September 30,1998, and at December 31, 1997. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.
     Average core deposit balances were $127 billion in the first nine months of 1998 and $124 billion in the first nine months of 1997. In the first nine months of 1998 and in the first
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

nine months of 1997, average noninterest-bearing deposits were 24 percent and 22 percent, respectively, of average core deposits. Average balances in savings and NOW, money market and noninterest-bearing deposits were higher when compared with the first nine months of 1997, while other consumer time deposits were lower. Deposits can be affected by numerous factors, including branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The Net Interest Income Summaries provide additional information about average core deposits.

Purchased Funds
     Purchased funds at September 30, 1998, were $60 billion compared with $42 billion at year-end 1997, largely reflecting the effects of loan growth, branch sales and the acquisition of The Money Store. Average purchased funds in the first nine months of 1998 were $55 billion compared with $38 billion in the first nine months of 1997. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.

Cash Flows
     Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. This cash was available in the first nine months of 1998 to increase earning assets, to make discretionary investments and to reduce borrowings.

Long-Term Debt
     Long-term debt was 98 percent of stockholders' equity at September 30, 1998, and 77 percent at year-end 1997.
     Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $1.9 billion of senior or subordinated debt securities, common stock or preferred stock. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors. In April 1998, we issued an aggregate of $500 million of subordinated debt.

Debt Obligations
     We have $350 million in committed back-up lines of credit, $175 million of which expires in July 1999 and the remaining $175 million of which expires in July 2002. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit. In the last three months of 1998, long-term debt of $483 million will mature. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

Guaranteed Preferred Beneficial Interests
     At September 30, 1998, $1.7 billion of trust capital securities was outstanding. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the corporation. These capital securities are considered tier

1 capital for regulatory purposes. Expenses of $101 million in the first nine months of 1998 related to the capital securities are included in sundry expense. Stockholders' Equity
     The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.
     Total stockholders' equity was $17 billion at September 30, 1998, and $15 billion at December 31, 1997. Common shares outstanding amounted to 990 million at September 30, 1998, compared with 961 million at December 31, 1997. In the first nine months of 1998, we repurchased 40 million shares of our common stock in the open market at a cost of $2.4 billion, substantially all of which was related to The Money Store acquisition. The corporation recently announced that it may repurchase from time to time up to 50 million additional shares of its common stock.
     We paid $1.0 billion in dividends to common stockholders in the first nine months of 1998 compared with $838 million in the first nine months of 1997. This represented an operating dividend payout ratio of 37.29 percent in the first nine months of 1998.
     At September 30, 1998, stockholders' equity included a $556 million unrealized after-tax gain related to debt and equity securities. The Securities Available for Sale section provides additional information about debt and equity securities.

Subsidiary Dividends
     Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends cannot exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well-capitalized level, our subsidiaries had $1.3 billion available for dividends at September 30, 1998, without prior regulatory approval. Our subsidiaries paid $413 million in dividends to the parent company in the first nine months of 1998. In addition, the consolidation of our banks in our northern region with our North Carolina-based bank resulted in a reduction of capital of $1.4 billion, which was paid to the parent company.

Regulatory Capital
     Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas including tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital). At September 30, 1998, the tier 1 and total capital ratios were
7.47 percent and 11.75 percent, respectively, compared with 8.43 percent and
13.02 percent at December 31, 1997.
     In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at September 30, 1998, was 6.07 percent and at December 31,1997, it was 7.09 percent.
     The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.
     Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.
     The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At September 30, 1998, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.


MARKET RISK MANAGEMENT

Interest Rate Risk Methodology
     Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.
     The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.
     Our methodology for measuring exposure to interest rate risk for policy measurement is intended to ensure we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. Our methodology measures the impact that 200 basis point rate changes would have on earnings per share over the subsequent 12 months.
     We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it reflects more variables that we identify as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate); noninterest-bearing deposits; and investment securities. In addition, our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.
     We use two separate measures that each includes three standard scenarios in analyzing interest rate sensitivity for policy measurement. Each of these measures compares our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" scenario and the "flat rate" scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

Earnings Sensitivity
     Our October 1998 estimate for future short-term interest rates (our "most likely" scenario) reflects the federal funds rate declining from its current rate of 5.00 percent to 4.25 percent by October 1999 and remaining at that level through September 2000. Our flat rate scenario holds the federal funds rate constant at 5.00 percent through September 2000.
     Based on the October 1998 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 2.2 percent. Our model indicates that earnings would benefit by 1.9 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario). Our model indicates that a 200 basis point rise in rates from our "most likely" scenario is slightly more detrimental than the same rise from our "flat rate" scenario.
     Compared to our "most likely" scenario, earnings would increase 2.5 percent over the policy measurement period if rates fall gradually by 200 basis points, and they would decrease by 2.3 percent if rates gradually rise by 200 basis points. The primary cause for the difference in sensitivity between using the "flat rate" scenario or the "most likely" scenario as the baseline for our measurements results from assumptions about how the level and slope of the Treasury yield curve would be affected under the rising and falling rate scenarios.
     In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our October 1998 outlook, if interest rates in calendar year 1999 were 200 basis points lower than our "most likely" scenario, earnings would increase by 3.9 percent. If rates were 200 basis points higher than our "most likely" scenario in 1999, those earnings would be negatively impacted by 3.7 percent.
     While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

Off-Balance Sheet Derivatives for Interest Rate Risk Management.
     As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.
     Our overall goal is to manage our rate sensitivity such that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.
     The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $1.5 billion at September 30, 1998, compared with fair value appreciation of $566 million at December 31, 1997.
     The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. Such gains and losses at September 30, 1998, were not significant.

     Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.
     In addition our policy is generally to require that swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties used in our Asset/Liability Management activities. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of September 30, 1998, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $810 million. The fair value of collateral held approximated the total mark-to-market related credit risk in excess of counterparty thresholds as of such date. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

Trading Risk Management
     Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the imposition of value-at-risk limits and an active, independent monitoring process.
     We use the value-at-risk methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also measures the effect of correlation among the various trading instruments to determine how much risk is eliminated by offsetting positions. The analysis captures all financial assets and liabilities that are considered trading positions (including loan trading activities), foreign exchange and financial and foreign currency derivative instruments. The calculation uses historical data from the most recent 260 business days. The total value-at-risk amount at September 30, 1998, was $16 million. Value-at-risk amounts related to interest rate risk, equity risk and currency risk at September 30, 1998, were $14 million, $2 million and $1 million, respectively.

IMPACT OF YEAR 2000

     In February 1996, First Union initiated a Year 2000 project to address the issues associated with its computer systems and business functions through the turn of the century. The project is under the overall direction of the chief information officer, and it consists of a project team representing all areas within First Union. The progress of the work related to Year 2000 compliance is reported to a Year 2000 steering committee on a monthly basis and to the Audit Committee of the Board of Directors on a bimonthly basis.

     First Union has assessed the Year 2000 risk of Information Technology Systems, Non-Information Technology Systems and Business Relationships as:
Mission Critical - those areas where lack of compliance could cause major operational risk to First Union; High Risk - those areas where lack of compliance could impact First Union, but would not cause the failure of core operations; Medium Risk - those areas where lack of compliance would not have a major impact to First Union's customers; or Low Risk - those areas that do not affect customers and that could be delayed or otherwise processed on an exception basis.
     The first phase of First Union's Year 2000 effort is Planning and Assessment, which includes the identification of potential points of failure requiring focused Year 2000 efforts. As of September 30, 1998, First Union has completed the Planning and Assessment phase of the Year 2000 project, with the exception of interfaces with customers and other counterparties used to communicate and process transactions with First Union. For these interfaces, Planning and Assessment is expected to be complete by December 31, 1998.

Information Technology Systems
     Information Technology Systems include proprietary and vendor supported business applications. The most significant phases of the Year 2000 project related to Information Technology Systems are Analysis and Remediation, Partition Testing, and Certification. Analysis and Remediation includes the modification of program code to address date related problems. Partition Testing includes limited integrated testing to validate remediation. This phase enables each application to test for Year 2000 compliance in an isolated and fully functional environment and verifies that the application executes correctly with Year 2000 changes included. First Union considers all major Information Technology Systems to be Year 2000 compliant when they have completed these phases of the Year 2000 project, which is consistent with bank regulatory guidelines.
     As of September 30, 1998, the Analysis and Remediation and Partition Testing phases have been completed on approximately 60 percent of the major business applications rated Mission Critical and High Risk, and accordingly, they are deemed to be Year 2000 compliant. First Union anticipates that by December 31, 1998, the Analysis and Remediation and Partition Testing phases will be complete for approximately 90 percent of all major business applications rated Mission Critical and High Risk, with these phases for the remainder of these applications expected to be substantially complete by March 31, 1999. All major business applications rated Medium Risk and Low Risk are subject to the same processes described above. Of these approximately 50 percent were Year 2000 compliant as of September 30, 1998, with substantially all of the remainder expected to be Year 2000 compliant by March 31, 1999.
     With respect to personal computers, First Union has identified which versions of software and models of hardware the manufacturer has identified as Year 2000 compliant and continually reassesses manufacturers' representations. As of September 30, 1998, 60 percent of the personal computer hardware has been certified as Year 2000 compliant, with the remainder expected to be substantially complete by December 31, 1998.
     The goal of the Certification phase is to obtain reasonable assurance that the corporate-wide production environment is capable of the integrated processing of future dates and that it has not been adversely affected by Year 2000 remediation and testing efforts. First Union's Certification phase addresses all frequencies of processing and all major computing platforms. Every effort has been made to emulate a production environment, including applications, system software, hardware and critical internal and external interfaces. Certification also includes user acceptance testing and testing with customers and other key counterparties.
     The Certification phase has commenced and First Union expects to be approximately 50 percent complete by March 31, 1999, with all aspects expected to be complete by September 30, 1999. During the fourth quarter of 1999, a strict change control process will be implemented to ensure that Information Technology Systems remain Year 2000 compliant.

Non-Information Technology Systems
     First Union's Year 2000 project encompasses embedded technology in Non-Information Technology areas, including facilities and related building services, such as utilities, security systems, general business equipment and non-computer office equipment. There are approximately 50 facilities and the related building services that have been identified as Mission Critical or High Risk. First Union expects that testing of these Mission Critical and High Risk facilities and the related building services will be approximately 25 percent complete by December 31, 1998. These facilities and the related building services are expected to be fully tested and Year 2000 compliant by March 31, 1999.

Business Relationships
     First Union has requested warranties from its vendors certifying that their products will be Year 2000 compliant. Vendors who were not compliant by September 30, 1998, who have not responded to First Union's requests or who have not adequately demonstrated they can make their products Year 2000 compliant are being separately identified and monitored.
     First Union is evaluating the Year 2000 readiness of its borrowers and the resulting effect on the credit quality of its loan portfolio. A Year 2000 credit risk policy has been developed, and it requires that a risk assessment be performed on all new and existing borrowers subject to certain criteria. As of September 30, 1998, all borrowers covered by the policy have been assigned a Year 2000 risk rating.

Business Continuity Planning
     Another significant aspect of the Year 2000 project is Business Continuity Planning, which is a process to ensure that First Union can continue operations in the event that information technology systems, non-information technology systems or business relationships are not Year 2000 compliant. By December 31, 1998, all business continuity plans will be completed. Validation of business continuity plans is expected to be completed by March 31, 1999. Business Continuity Planning will include consideration of the most reasonably likely worst case scenario that First Union could encounter.

Cost
     First Union currently estimates the cost for the Year 2000 project will amount to $60 million to $65 million pretax. This amount includes only the costs associated with the core Year 2000 project office team, incremental personnel and contractors hired specifically to participate in the Year 2000 project and direct expenses incurred on the project. The cost associated with the redeployment of personnel to the Year 2000 project is expected to be significantly less than the incremental cost. In the third quarter of 1998, $6 million was incurred on the Year 2000 project and $19 million has been incurred since project inception.

ACCOUNTING AND REGULATORY MATTERS

     Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," establishes accounting and reporting standards for certain mortgage banking activities. It conforms the subsequent accounting for securities retained after the securitization of other types of assets. The corporation is in the process of assessing the impact of this Standard. The Standard is effective for financial statements for the first fiscal quarter beginning after December 15, 1998.
     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivatives and hedging activities. It requires that all derivatives be included as assets or liabilities in the balance sheet and that such instruments be carried at fair market value through adjustments to either other comprehensive income or current earnings or both, as appropriate. The corporation is in the process of assessing the impact of this Standard. The Standard is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 1999.
     Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," does not change the recognition or measurement associated with pension or postretirement plans. It standardizes certain disclosures, requires additional information about changes in the benefit obligations and about changes in the fair value of plan assets to facilitate analysis, and it eliminates certain disclosures that were not deemed useful. This Standard is effective for financial statements issued for periods beginning after December 15, 1997.
     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards and disclosure requirements for the way companies report information about operating segments both in annual and interim reports issued to stockholders. Operating segments are components of a company about which separate financial information is available and which are used in determining resource allocations and assessing performance. Information such as segment earnings, certain revenue and expense items and certain segment assets is required to be presented, and such amounts are required to be reconciled to the company's financial statements. Certain information related to this Standard is included in the Business Segments section and in the Business Segments table. The corporation will assess the current methodologies and reporting for compliance with the Standard. This Standard is effective for financial statements issued for periods beginning after December 15, 1997.
     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and the presentation of comprehensive income, which is defined as the change in equity transactions with nonowners. It includes net income and other comprehensive income. Other comprehensive income items are to be classified by their nature and by their related accumulated balances in the appropriate financial statements of a company. Generally, other comprehensive income includes transactions not typically recorded as a component of net income such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain debt and equity securities. This Standard requires that such items be presented with equal prominence on a comparative basis in the appropriate financial statements for periods beginning after December 15, 1997, including interim periods. The Changes in Stockholders' Equity table provides information related to this Standard.
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.
     Various other legislative and accounting proposals concerning the banking industry are pending in Congress and with the Financial Accounting Standards Board, respectively. Given the uncertainty of the proposal process, we cannot assess the impact of any such proposals on our financial condition or results of operations.

TABLE 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE AND BALANCE SHEET DATA
-------------------------------------------------------------------------------------------------------------------------------
                                                              Twelve
                                                              Months                                1998                  1997
                                                               Ended      -------------------------------   -------------------
                                                            Sept. 30,       Third      Second      First     Fourth      Third
(In millions, except per share data)                            1998      Quarter     Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARIES OF INCOME
Interest income                                           $   14,855        3,891       3,727      3,602      3,635      3,663
-------------------------------------------------------------------------------------------------------------------------------
Interest income (a)                                       $   14,971        3,922       3,755      3,630      3,664      3,683
Interest expense                                               7,321        2,018       1,880      1,742      1,681      1,657
-------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                        7,650        1,904       1,875      1,888      1,983      2,026
Provision for loan losses                                        969          239         150        135        445        225
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses (a)        6,681        1,665       1,725      1,753      1,538      1,801
Securities available for sale transactions                       273          211          21         23         18         15
Investment security transactions                                   4            -           4          -          -          2
Noninterest income                                             5,666        1,633       1,532      1,354      1,147      1,065
Merger-related and restructuring charges (b)                   1,232           24         954         29        225          -
Noninterest expense                                            7,689        1,959       1,923      1,866      1,941      1,711
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                                 3,703        1,526         405      1,235        537      1,172
Income taxes                                                     977          500         128        417        (68)       404
Tax-equivalent adjustment                                        116           31          28         28         29         20
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                $    2,610          995         249        790        576        748
-------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic                                                     $     2.72         1.02        0.27       0.82       0.61       0.79
Diluted                                                         2.68         1.01        0.26       0.81       0.60       0.78
Cash dividends                                            $     1.48         0.42        0.37       0.37       0.32       0.32
Average shares - Basic (In thousands)                              -      981,659     949,750    965,120    960,596    946,354
Average shares - Diluted (In thousands)                            -      993,208     962,160    977,155    972,051    959,013
Average stockholders' equity (c)
  Quarter-to-date                                         $        -       16,383      14,607     15,455     14,806     14,575
  Year-to-date                                                     -       15,485      15,029     15,455     14,365     14,010
Common stock price
  High                                                      65 11/16     65 11/16      63       58   1/4   52   7/8   50 11/16
  Low                                                       46 15/16     47  9/16      55 1/4   47  1/16   46 15/16   45   7/8
  Period-end                                              $ 51  3/16     51  3/16      58 1/4   56 13/16     51 1/4   50  1/16
    To earnings ratio (d)                                      19.10 X      19.10       23.78      19.66      18.30      17.26
    To book value                                                292 %        292         348        348        321        323
Book value                                                $    17.54        17.54       16.72      16.31      15.95      15.51
BALANCE SHEET DATA
Assets                                                       234,580      234,580     228,996    219,944    205,735    202,766
Long-term debt                                            $   17,040       17,040      13,250     12,003     11,752     11,209
-------------------------------------------------------------------------------------------------------------------------------

(a) Tax-equivalent.
(b) Merger-related and restructuring charges amounted to $16 million after tax in the third quarter of 1998, $634 million after tax in the second quarter of 1998, $19 million after tax in the first quarter of 1998 and $167 million after tax in the fourth quarter of 1997.
(c) Quarter-to-date and year-to-date average stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.
(d) Based on diluted earnings per share.

TABLE 2
BUSINESS SEGMENTS
--------------------------------------------------------------------------------------------------------
                                                                   Three Months Ended September 30, 1998
                                 -----------------------------------------------------------------------
                                                                  Home
                                                                 Equity
                                                       First    and The                 Retail
                                                       Union      Money       Card      Branch
(In millions)                                        Mortgage     Store   Products    Products    Total
--------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                                  $  28         94        102         745      969
  Provision for loan losses                                -          3         42          51       96
  Noninterest income                                     101        158        191         197      647
  Noninterest expense                                    101        174         92         556      923
  Income tax expense                                      11         29         61         128      229
--------------------------------------------------------------------------------------------------------
  NET INCOME                                           $  17         46         98         207      368
--------------------------------------------------------------------------------------------------------
PERFORMANCE AND OTHER DATA
  Return on average attributed
    stockholders' equity (a)                           47.13 %    17.80      65.46       31.58    33.49
  Average loans, net                                $  2,173      7,164      3,648      47,181   60,166
  Average deposits                                     1,413          2         24      76,024   77,463
  Average attributed stockholders'
    equity                                          $    145      1,028        597       2,598    4,368
========================================================================================================
                                                                            Retail
                                                     Private             Brokerage &   Internal
                                            Mutual    Client        CAP  Insurance        Mgt.
(In millions)                      Trust     Funds   Banking    Account   Services   Elimination  Total
--------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income               $ 14        (1)       44         41         20           -      118
  Provision for loan losses            -         -         1          -          -           -        1
  Noninterest income                 152       105         3         20        190         (20)     450
  Noninterest expense                 94        47        19         28        166           -      354
  Income tax expense                  28        22        10         13         17          (7)      83
--------------------------------------------------------------------------------------------------------
  NET INCOME                        $ 44        35        17         20         27         (13)     130
--------------------------------------------------------------------------------------------------------
PERFORMANCE AND OTHER DATA
  Return on average attributed
    stockholders' equity (a)       81.01 %   54.37     27.01      68.43      25.55           -    44.57
  Average loans, net               $ 118         -     3,598          -      1,364           -    5,080
  Average deposits                 2,334         -     2,798     11,533          -           -   16,665
  Average attributed stockholders'
    equity                         $ 219       163       249        118        422           -    1,171
========================================================================================================
                                                       Small                  Real   Cash Mgt.
                                                     Business               Estate   and Deposit
(In millions)                                        Banking    Lending    Banking    Services    Total
--------------------------------------------------------------------------------------------------------
COMMERCIAL BANK
Income statement data
  Net interest income                                  $  23        137         61         271      492
  Provision for loan losses                                1         24          -           -       25
  Noninterest income                                       -          -          -         124      124
  Noninterest expense                                      9         72         10         193      284
  Income tax expense                                       5         16         19          77      117
--------------------------------------------------------------------------------------------------------
  Net Income                                            $  8         25         32         125      190
--------------------------------------------------------------------------------------------------------
Performance and other data
  return on average attributed
    stockholders' equity (a)                           16.65%      5.89      16.75       62.70    22.01
  Average loans, net                                $  2,594     24,365      9,430           -   36,389
  Average deposits                                         -          -          -      25,935   25,935
  Average attributed stockholders'
    equity                                          $    197      1,684        745         790    3,416
========================================================================================================
                                                                                                (Continued)


TABLE 2
BUSINESS SEGMENTS
--------------------------------------------------------------------------------------------------------

                                                                   Three Months Ended September 30, 1998
                                 -----------------------------------------------------------------------

                                                      Real                            Commercial
                                         Investment  Estate       Risk  Traditional     Leasing
(In millions)                              Banking   Finance       Mgt.    Banking      & Rail    Total
--------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                        $  28         9         (2)       220          48      303
  Provision for loan losses                      -         -          -         62           -       62
  Trading account profit (loss)                 28      (160)        58          -           -      (74)
  Noninterest income                            95        12         (1)       101          44      251
  Noninterest expense                          110        15         22         74          24      245
  Income tax expense                            16       (59)        13         71          26       67
--------------------------------------------------------------------------------------------------------
  Net income                                 $  25       (95)        20        114          42      106
--------------------------------------------------------------------------------------------------------
Performance and other data
  return on average attributed
    stockholders' equity (a)                 13.08%  (136.16)     80.24      16.26      111.56    10.49
  Average loans, net                       $ 2,967     1,557          -     24,901       3,942   33,367
  Average deposits                           3,289         2        241      8,272          21   11,825
  Average attributed stockholders'
    equity                                 $   783       276        103      2,787         150    4,099
========================================================================================================

                                           CONSUMER  CAPITAL   COMMERCIAL  CAPITAL   TREASURY/
(In millions)                                 BANK      MGT.       BANK    MARKETS     NONBANK    TOTAL
--------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                       $  969       118        492        303          (9)   1,873
  Provision for loan losses                     96         1         25         62          55      239
  Trading account profit (loss)                  -         -          -        (74)         19      (55)
  Noninterest income                           647       450        124        251         427    1,899
  Noninterest expense                          923       354        284        245         177    1,983
  Income tax expense                           229        83        117         67           4      500
--------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                  $   368       130        190        106         201      995
  After-tax merger-related and
    restructuring charges                        -         -          -          -          16       16
--------------------------------------------------------------------------------------------------------
  Net incomoe before
    merger-related and
    restructuring charges                   $  368       130        190        106         217    1,011
--------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                 33.49%    44.57      22.01      10.49       21.45    23.50
  Average loans, net                     $  60,166     5,080     36,389     33,367          48  135,050
  Average deposits                          77,463    16,665     25,935     11,825       4,326  136,214
  Average attributed stockholders'
    equity                               $   4,368     1,171      3,416      4,099       4,013   17,067
========================================================================================================
(a)  Average attributed stockholders' equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in
Management's Analysis of Operations for further information about the methodology and assumptions used herein. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the Internal Management Elimination.
                                                                                               (CONTINUED)



TABLE 2
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------
                                                                 Three Months Ended September 30, 1997
                                ----------------------------------------------------------------------

                                                      First                           Retail
                                                      Union       Home       Card     Branch
(In millions)                                       Mortgage    Equity   Products   Products    Total
------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                                 $  16         33        179        829    1,057
  Provision for loan losses                               1          3        146         46      196
  Noninterest income                                     77         10        100        202      389
  Noninterest expense                                    88         17        116        636      857
  Income tax expense                                      1          9          6        133      149
------------------------------------------------------------------------------------------------------
  Net income                                          $   3         14         11        216      244
------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                           9.24%     50.72       5.65      31.54    26.58
  Average loans, net                               $  1,249      4,013      6,718     49,767   61,747
  Average deosits                                       974          1         12     79,151   80,138
  Average attributed stockholders'
    equity                                         $     80        112        704      2,708    3,604
======================================================================================================

                                                                           Retail
                                                    Private             Brokerage & Internal
                                           Mutual    Client        CAP  Insurance       Mgt.
(In millions)                     Trust     Funds   Banking    Account   Services  Elimination  Total
------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income             $  16         1        38         35          5          -       95
  Provision for loan losses           -         -         -          -          -          -        -
  Noninterest income                141        66         2         14         68        (12)     279
  Noninterest expense                93        35        19         19         65          -      231
  Income tax expense                 25        12         8         11          3         (4)      55
------------------------------------------------------------------------------------------------------
  Net income                      $  39        20        13         19          5         (8)      88
------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)      70.82%    48.64     25.10      70.77      13.35          -    45.33
  Average loans, net              $ 113         -     3,054          -        271          -    3,438
  Average deposits                2,340         -     2,219     10,383          -          -   14,942
  Average attributed stockholders'
    equity                        $ 224       101       203        103        143          -      774
=======================================================================================================

                                                      Small                  Real  Cash Mgt.
                                                    Business               Estate  and Deposit
(In millions)                                       Banking    Lending    Banking   Services    Total
------------------------------------------------------------------------------------------------------
COMMERCIAL BANK
Income statement data
  Net interest income                              $     21        167         67        253      508
  Provision for loan losses                               1         19          -          -       20
  Noninterest income                                      -          -          -        119      119
  Noninterest expense                                    10         86         13        214      323
  Income tax expense                                      4         24         21         61      110
------------------------------------------------------------------------------------------------------
  Net income                                       $      6         38         33         97      174
------------------------------------------------------------------------------------------------------
Performance and other data
  return on average attributed
    stockholders equity (a)                           14.64%      8.10      17.08      48.67    19.14
  Average loans, net                               $  2,290     25,827     10,178          -   38,295
  Average deposits                                        -          -          -     23,742   23,742
  Average attributed stockholders'
    equity                                         $    161      1,904        780        791    3,636
======================================================================================================
                                                                                           (Continued)

TABLE 2
BUSINESS SEGMENTS
--------------------------------------------------------------------------------------------------------

                                                                  Three Months Ended September 30, 1997
                                 -----------------------------------------------------------------------

                                                        Real                         Commercial
                                           Investment Estate       Risk  Traditional   Leasing
(In millions)                              Banking   Finance       Mgt.    Banking      & Rail    Total
--------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                  $        33        13          2        200          27      275
  Provision for loan losses                      2         1          -          7           1       11
  Trading account profit (loss)                 11        (6)        28          -           -       33
  Noninterest income                            54        38          -         48          48      188
  Noninterest expense                           61        12         15         87          40      215
  Income tax expense                            12        12          6         59          14      103
--------------------------------------------------------------------------------------------------------
  Net income                           $        23        20          9         95          20      167
--------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                 18.79%    38.63      48.69      19.68       61.00    23.63
  Average loans, net                   $     2,266     1,484          -     20,186       3,939   27,875
  Average deposits                             919        61        100      5,959          22    7,061
  Average attributed stockholders'
    equity                             $       479       205         79      1,919         129    2,811
========================================================================================================

                                           CONSUMER  CAPITAL   COMMERCIAL  CAPITAL   TREASURY/
(In millions)                                 BANK      MGT.       BANK    MARKETS     NONBANK    TOTAL
--------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                  $     1,057        95        508        275          71    2,006
  Provision for loan losses                    196         -         20         11          (2)     225
  Trading account profit                         -         -          -         33           3       36
  Noninterest income                           389       279        119        188          71    1,046
  Noninterest expense                          857       231        323        215          85    1,711
  Income tax expense                           149        55        110        103         (13)     404
--------------------------------------------------------------------------------------------------------
  Net income after
    Merger-related and
    Restructuring charges              $       244        88        174        167          75      748
  After-tax merger-related and
    restructuring charges                        -         -          -          -           -        -
--------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges              $       244        88        174        167          75      748
--------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity (a)                 26.58%    45.33      19.14      23.63        7.86    20.31
  Average loans, net                   $    61,747     3,438     38,295     27,875       3,494  134,849
  Average deposits                          80,138    14,942     23,742      7,061       6,277  132,160
  Average attributed stockholders'
    equity                             $     3,604       774      3,636      2,811       3,787   14,612
========================================================================================================

(a)  Average attributed stockholders' equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in
Management's Analysis of Operations for further information about the methodology and assumptions used herein.
The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the Internal Management Elimination.


TABLE 3
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS
--------------------------------------------------------------------------------------------------------------

                                        Nine Months Ended
                                            September 30,                          1998                 1997
                                        -----------------  ------------------------------   ------------------

                                                               Third    Second     First     Fourth     Third
                                         1998        1997    Quarter   Quarter    Quarter   Quarter   Quarter
--------------------------------------------------------------------------------------------------------------
INTERNAL CAPITAL GROWTH (a)
Assets to stockholders' equity          13.90 X     13.67      13.67     14.71     13.37      13.32     13.72
              X
Return on assets                         1.24 %      1.46       1.72      0.46      1.52       1.14      1.50
--------------------------------------------------------------------------------------------------------------
Return on stockholders' equity (b)      17.56 %     20.35      24.10      6.83     20.74      15.44     20.36
              X
Earnings retained                       50.46 %     60.70      58.42    (42.31)    56.75      47.43     61.71
--------------------------------------------------------------------------------------------------------------
Internal capital growth (b)              8.86 %     12.36      14.08     (2.89)    11.77       7.32     12.56
--------------------------------------------------------------------------------------------------------------
DIVIDEND PAYOUT RATIOS ON
Operating earnings                      37.29 %     38.63      41.18     40.22     42.26      40.77     38.29
Net income                              49.54 %     39.30      41.58    142.31     43.25      52.57     38.29
--------------------------------------------------------------------------------------------------------------
SELECTED RATIOS ON
Operating earnings
  Return on assets                       1.64 %      1.49       1.75      1.62      1.56       1.47      1.50
  Return on stockholders' equity (b)    22.89       20.69      23.50     23.91     21.22      19.82     20.31
Net income
  Return on stockholders' equity (b)    17.56 %     20.35      24.10      6.83     20.74      15.44     20.36
--------------------------------------------------------------------------------------------------------------

(a) Based on average balances.
(b) The determination of these ratios excludes average net unrealized gains or losses on debt and equity securities.

TABLE 4
SELECTED QUARTERLY DATA
-----------------------------------------------------------------------------------------------

                                                                        1998              1997
                                                   -------------------------- -----------------

                                                     Third   Second    First   Fourth    Third
(Dollars in millions)                              Quarter  Quarter  Quarter  Quarter   Quarter
-----------------------------------------------------------------------------------------------
FIRST UNION MORTGAGE CORPORATION
  PERMANENT LOAN ORIGINATIONS
  Residential
    Direct (a)                                   $   1,820    2,065    1,805    1,450    1,220
    Wholesale                                        2,418    1,949    2,175    1,393      981
-----------------------------------------------------------------------------------------------
        Total                                    $   4,238    4,014    3,980    2,843    2,201
-----------------------------------------------------------------------------------------------
  VOLUME OF RESIDENTIAL
    LOANS SERVICED                               $  62,799   64,591   64,218   64,231   64,322
-----------------------------------------------------------------------------------------------
FIRST UNION CORPORATION
  OTHER DATA
  ATMs                                               3,645    3,613    3,631    3,701    3,645
  Employees                                         71,307   72,159   69,416   65,943   66,355
-----------------------------------------------------------------------------------------------

(a) Includes originations of affiliated banks.

TABLE 5
SECURITIES AVAILABLE FOR SALE
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 SEPTEMBER 30, 1998
                                        -------------------------------------------------------------------------------------------

                                                                                            Gross Unrealized               Average
                                         1 Year        1-5      5-10    After 10            ----------------   Amortized  Maturity
(In millions)                           or Less      Years     Years     Years     Total     Gains    Losses       Cost   in Years
-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                       $        65        462     3,707       355     4,589      (385)       -       4,204       9.61
U.S. Government agencies                    207     18,471     4,649         2    23,329      (415)       1      22,915       4.46
CMOs                                        294      2,938     2,715        94     6,041      (100)      30       5,971       6.00
State, county and municipal                   5          2        19        63        89        (1)       1          89      16.36
Other                                     1,920        576       287     1,221     4,004       (39)      41       4,006       3.71
------------------------------------------------------------------------------------------------------------------------
        Total                       $     2,491     22,449    11,377     1,735    38,052      (940)      73      37,185       5.28
-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                     $     2,491     22,449    11,376       792    37,108      (923)      58      36,243
Sundry securities                                        -         1       943       944       (17)      15         942
------------------------------------------------------------------------------------------------------------------------
        Total                       $     2,491     22,449    11,377     1,735    38,052      (940)      73      37,185
------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities                     $     2,493     22,135    10,828       787    36,243
Sundry securities                             -          -         1       941       942
-----------------------------------------------------------------------------------------
        Total                       $     2,493     22,135    10,829     1,728    37,185
-----------------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                            6.57 %     6.13      6.10      6.50      6.14
  U.S. Government agencies                 5.77       7.12      6.54      6.66      6.99
  CMOs                                     4.22       6.72      6.41      8.48      6.49
  State, county and municipal              9.29       6.97      6.86      6.95      7.06
  Other                                    5.04       7.02      8.51      5.94      5.84
  Consolidated                             5.05 %     7.04      6.42      6.22      6.69
-----------------------------------------------------------------------------------------

      Included in "U.S. Government agencies" and "Other" at September 30, 1998, are $205 million of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At September 30, 1998, these securities had a weighted average maturity of 3.34 years and a weighted average yield of 5.78 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 6.52 percent based on a weighted average funding cost differential of (.74) percent.
      Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at September 30, 1998. Average maturity in years excludes preferred and common stocks and money market funds.
      Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut.
      There were forward commitments to purchase securities at a cost of $6.8 billion that had a market value of $6.9 billion at September 30, 1998. There were forward commitments to sell securities at a cost of $5.9 billion that had a market value of $6.0 billion at September 30, 1998. Gross gains and losses realized on the sale of debt securities for the nine months ended September 30, 1998, were $294 million and $54 million, respectively, and there was a $15 million gain related to sundry securities.

TABLE 6
INVESTMENT SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 September 30, 1998
                                          -----------------------------------------------------------------------------------------

                                                                                             Gross Unrealized               Average
                                          1 Year      1-5     5-10    After 10               -----------------    Market   Maturity
(In millions)                             or Less   Years    Years     Years    Total        Gains      Losses     Value   in Years
-----------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                          $      5        10        3         4       22            -           -        22      4.89
U.S. Government agencies                      -     1,000        5         1    1,006           29           -     1,035      3.53
CMOs                                        131        91        -         -      222            4           -       226      1.03
State, county and municipal                  69       224      227       282      802          112          (1)      913      7.50
Other                                        34        29        3         3       69            -           -        69      1.85
-------------------------------------------------------------------------------------------------------------------------
        Total                          $    239     1,354      238       290    2,121          145          (1)    2,265      4.73
-----------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
Debt securities                        $    239     1,354      238       290    2,121          145          (1)    2,265
Sundry securities                             -         -        -         -        -            -           -         -
-------------------------------------------------------------------------------------------------------------------------
        Total                          $    239     1,354      238       290    2,121          145          (1)    2,265
-------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                        $    241     1,397      278       349    2,265
Sundry securities                             -         -        -         -        -
--------------------------------------------------------------------------------------
        Total                          $    241     1,397      278       349    2,265
--------------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                            5.41 %    5.19     6.10      6.23     5.56
  U.S. Government agencies                    -      6.99     6.31     10.74     6.99
  CMOs                                     8.61      7.07        -         -     7.98
  State, county and municipal              9.26      9.98    11.23     11.90    10.95
  Other                                    7.19      7.27     7.14      5.18     7.14
  Consolidated                             8.53 %    7.48    11.00     11.75     8.58
--------------------------------------------------------------------------------------

      Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at September 30, 1998.
      Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut.
      There were no commitments to purchase or sell investment securities at September 30, 1998. Gross gains realized on repurchase agreement underdeliveries and calls of investment securities for the nine months ended September 30, 1998, were $4 million.

TABLE 7
LOANS
-------------------------------------------------------------------------------------------------

                                                                         1998               1997
                                                   --------------------------- ------------------

                                                     Third    Second    First   Fourth     Third
(In millions)                                      Quarter   Quarter  Quarter  Quarter   Quarter
-------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural          $   52,179    50,972   49,060   46,117    45,007
Real estate - construction and other                 2,884     3,033    2,957    3,037     3,156
Real estate - mortgage                               8,977     9,718   10,223   13,160    13,228
Lease financing                                      9,388     9,155    8,413    8,610     8,307
Foreign                                              4,289     4,365    3,843    3,885     3,278
-------------------------------------------------------------------------------------------------
        Total commercial                            77,717    77,243   74,496   74,809    72,976
-------------------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage                              25,522    26,221   27,997   28,998    30,131
Installment loans - Bankcard (a)                     2,700     4,043    3,842    3,914     6,824
Installment loans - other                           27,564    27,982   25,448   22,271    24,589
Vehicle leasing                                      5,955     5,692    5,490    5,331     4,971
-------------------------------------------------------------------------------------------------
        Total retail                                61,741    63,938   62,777   60,514    66,515
-------------------------------------------------------------------------------------------------
        Total loans                                139,458   141,181  137,273  135,323   139,491
Unearned income                                      3,769     3,791    3,459    3,636     3,525
-------------------------------------------------------------------------------------------------
        Loans, net                              $  135,689   137,390  133,814  131,687   135,966
-------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

TABLE 8
INTEREST-ONLY AND RESIDUAL CERTIFICATES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 September 30, 1998
                                        -------------------------------------------------------------------------------------------

                                                                                                                            Home
                                                                                                                           Equity
                                                                 Home                                           Credit    Lines of
(In millions)                                                  Equity           SBA     Student        Auto       Card      Credit
-----------------------------------------------------------------------------------------------------------------------------------
ACTIVITY
Balance, June 30, 1998 (a)            $                           989           185          74          27         48          14
Originated residual interests                                     158             -           -           -        116           1
Purchased residual interests                                        -             -           -           -          -           -
Net accretion (amortization)                                      (39)           (9)          2          (5)       (31)         (2)
Net gain (loss)                                                   (15)            -          (1)          -          -           -
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1998           $                         1,093           176          75          22        133          13
-----------------------------------------------------------------------------------------------------------------------------------

                                                            Home Equity                                                     Home
                                           ----------------------------                                                    Equity
                                             Fixed           Variable                                           Credit    Lines of
                                              Rate               Rate           SBA     Student        Auto       Card      Credit
-----------------------------------------------------------------------------------------------------------------------------------
VALUATION ESTIMATES
Discount rate                                11.00 %            11.00         11.00       10.10       11.20      10.19       11.00
Prepayment rate                           CPR-27.00%          CPR-38.00     CPR-9.50    CPR-7.00     ABS-1.50  9 Months    CPR-3.95
Weighted average cumulative
   net loss assumption                         350 bps            405           900          11         235        308         270
Weighted average coupon rate                 11.49 %            10.30         10.62        8.11       10.31      18.50        9.47
Excess annual spread                           388 bps            343           368         125         350        653         247
-----------------------------------------------------------------------------------------------------------------------------------

                                                            Home Equity                                                     Home
                                             -------------------------                                                     Equity
                                             Fixed           Variable                                           Credit    Lines of
(Dollars in millions)                         Rate               Rate           SBA     Student        Auto       Card      Credit
-----------------------------------------------------------------------------------------------------------------------------------
COLLATERAL DATA
Securitized principal serviced        $      9,875              3,603           721       2,271         920      3,592         257
Contractual delinquency ratios
  30 - 59 days                                2.49 %             2.91          1.05        2.72        1.97       9.98        0.44
  60 - 89 days                                1.08               1.36          0.33        1.75        0.74       0.46        0.10
  90 - 179 days                               1.37               1.94          0.79        1.80        0.77       0.75        0.13
  180 - 359 days                              0.92               0.10          0.89        1.01        0.09          -        0.16
Defaults
  Foreclosures in process                     2.69               4.05          1.68         n/a         n/a        n/a           -
  Real estate owned                           0.78 %             1.04          0.51         n/a         n/a        n/a        0.03
-----------------------------------------------------------------------------------------------------------------------------------

(a) The June 30, 1998, Home Equity balance has been restated to reflect subsequent refinements to the valuations.
n/a - Data not available or not meaningful.

TABLE 9
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
---------------------------------------------------------------------------------------------------------------

                                                                                     1998                 1997
                                                            ------------------------------   ------------------

                                                              Third      Second     First     Fourth     Third
(In millions)                                               Quarter     Quarter    Quarter   Quarter   Quarter
---------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of quarter                             $   1,870       1,863     1,847      2,175     2,181
Provision for loan losses                                       239         150       135        445       225
Allowance relating to loans acquired, transferred to
 accelerated disposition or sold                                (40)         13        10       (579)        -
Loan losses, net                                               (187)       (156)     (129)      (194)     (231)
---------------------------------------------------------------------------------------------------------------
Balance, end of quarter                                   $   1,882       1,870     1,863      1,847     2,175
---------------------------------------------------------------------------------------------------------------
(as a % of loans, net)                                         1.39 %      1.36      1.39       1.40      1.60
---------------------------------------------------------------------------------------------------------------
(as a % of nonaccrual and restructured loans)                   267 %       235       210        211       247
---------------------------------------------------------------------------------------------------------------
(as a % of nonperforming assets)                                228 %       206       186        186       218
---------------------------------------------------------------------------------------------------------------
LOAN LOSSES
Commercial, financial and agricultural                    $      98          63        37         70        37
Real estate - commercial construction and mortgage                1           2         9         11        12
Real estate - residential mortgage                                8           6        11         15         9
Installment loans - Bankcard                                     58          67        56         90       144
Installment loans - other and Vehicle leasing                    53          52        67         64        75
---------------------------------------------------------------------------------------------------------------
        Total                                                   218         190       180        250       277
---------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                            9           7        24         26        13
Real estate - commercial construction and mortgage                3           -         5          7         5
Real estate - residential mortgage                                -           -         1          2         3
Installment loans - Bankcard                                      6           4         4          7        11
Installment loans - other and Vehicle leasing                    13          23        17         14        14
---------------------------------------------------------------------------------------------------------------
        Total                                                    31          34        51         56        46
---------------------------------------------------------------------------------------------------------------
        Loan losses, net                                  $     187         156       129        194       231
---------------------------------------------------------------------------------------------------------------
(as % of average loans, net) (a)                               0.55 %      0.47      0.39       0.58      0.68
---------------------------------------------------------------------------------------------------------------
(as % of average loans, net, excluding Bankcard) (a)           0.41 %      0.29      0.24       0.35      0.30
---------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                        $     294         368       410        384       346
  Commercial real estate loans                                  121         141       130        135       158
  Consumer real estate loans                                    181         190       234        233       233
  Installment loans                                             108          94       114        124       143
---------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                  704         793       888        876       880
Restructured loans                                                2           1         1          2         1
Foreclosed properties                                           119         115       114        113       119
---------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                        $     825         909     1,003        991     1,000
---------------------------------------------------------------------------------------------------------------
(as % of loans, net and foreclosed properties)                 0.61 %      0.66      0.75       0.75      0.73
---------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                           $     279         248       328        326       416
---------------------------------------------------------------------------------------------------------------

(a) Annualized.

TABLE 10
INTANGIBLE ASSETS
----------------------------------------------------------------------------------------------

                                                                       1998              1997
                                                  -------------------------- -----------------

                                                    Third   Second    First   Fourth    Third
(In millions)                                     Quarter  Quarter  Quarter  Quarter  Quarter
----------------------------------------------------------------------------------------------
MORTGAGE AND OTHER SERVICING ASSETS             $     554      511      444      427      384
----------------------------------------------------------------------------------------------
CREDIT CARD PREMIUM                             $      16       19       21       24       26
----------------------------------------------------------------------------------------------
OTHER INTANGIBLE ASSETS
Goodwill                                        $   4,410    4,439    2,484    2,465    2,502
Deposit base premium                                  392      421      442      473      512
Other                                                 303      309        5       10       12
----------------------------------------------------------------------------------------------
        Total                                   $   5,105    5,169    2,931    2,948    3,026
----------------------------------------------------------------------------------------------

TABLE 11
FORECLOSED PROPERTIES
---------------------------------------------------------------------------------------------------------

                                                                         1998                       1997
                                                             ----------------- --------------------------

                                                               Third   Second    First   Fourth    Third
(In millions)                                                Quarter  Quarter  Quarter  Quarter  Quarter
---------------------------------------------------------------------------------------------------------
Foreclosed properties                                      $     133      129      129      129      135
---------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, beginning of quarter         14       15       16       16       17
Provision for foreclosed properties                                -       (1)       -        1        -
Dispositions, net                                                  -        -       (1)      (1)      (1)
---------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of quarter               14       14       15       16       16
---------------------------------------------------------------------------------------------------------
FORECLOSED PROPERTIES, NET                                 $     119      115      114      113      119
---------------------------------------------------------------------------------------------------------

TABLE 12
DEPOSITS
------------------------------------------------------------------------------------------------

                                                                         1998              1997
                                                   --------------------------- -----------------

                                                     Third    Second    First   Fourth    Third
(In millions)                                      Quarter   Quarter  Quarter  Quarter  Quarter
------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                              $  30,504    33,169   32,184   31,005   29,676
Savings and NOW accounts                            33,344    33,938   35,104   37,281   36,432
Money market accounts                               25,215    24,520   23,875   21,240   20,383
Other consumer time                                 36,805    38,053   37,930   37,324   38,806
------------------------------------------------------------------------------------------------
        Total core deposits                        125,868   129,680  129,093  126,850  125,297
Foreign                                              2,500     2,881    2,083    3,928    2,147
Other time                                           6,160     6,037    6,759    6,299    5,700
------------------------------------------------------------------------------------------------
        Total deposits                           $ 134,528   138,598  137,935  137,077  133,144
------------------------------------------------------------------------------------------------

TABLE 13
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
-------------------------------------------------------------------------------------------

                                                                         September 30, 1998
                                                                  -------------------------

                                                                        Time         Other
(In millions)                                                     Certificates        Time
-------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                               $       6,234             -
Over 3 months through 6 months                                         2,330             -
Over 6 months through 12 months                                        3,028             -
Over 12 months                                                         2,149             -
-------------------------------------------------------------------------------------------
        Total                                                  $      13,741             -
-------------------------------------------------------------------------------------------

TABLE 14
LONG-TERM DEBT
----------------------------------------------------------------------------------------------------------

                                                                                   1998              1997
---------------------------------------------------------------------------------------   ----------------
                                                                Third   Second    First   Fourth    Third
(In millions)                                                 Quarter  Quarter  Quarter   Quarter  Quarter
----------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY THE
  PARENT COMPANY
  Notes
    Floating rate extendible, due June 15, 2005             $      10       10       10       10       10
    6.60%, due June 15, 2000                                      249      249      249      249      249
    Floating rate                                                   -        -        -      300      300
    6-3/4%                                                          -        -        -      250      250
  Subordinated notes
    6.30%, Putable/Callable, due April 15, 2028                   200      200        -        -        -
    7.18%, due April 15, 2011                                      59       59       59       59       59
    8%, due August 15, 2009                                       149      149      149      149      149
    6-3/8%, due January 15, 2009                                  148      148      148      148      148
    6%, due October 30, 2008                                      198      198      198      198      198
    6.40%, due April 1, 2008                                      297      297        -        -        -
    7-1/2%, due  July 15, 2006                                    298      298      298      298      298
    7%, due March 15, 2006                                        199      199      199      199      199
    6-7/8%, due September 15, 2005                                249      249      249      249      249
    7.05%, due August 1, 2005                                     249      248      248      248      248
    6-5/8%, due July 15, 2005                                     249      249      249      249      248
    8.77%, due November 15, 2004                                  149      149      149      149      149
    Floating rate, due July 22, 2003                              149      149      149      149      149
    7-1/4%, due February 15, 2003                                 149      149      149      149      149
    8%, due November 15, 2002                                     224      224      224      224      224
    8-1/8%, due June 24, 2002                                     249      249      249      249      249
    9.45%, due August 15, 2001                                    149      149      149      149      149
    Fixed rate medium-term, varying rates and terms
      to June 5, 2001                                               -       37       54       54       54
    9.45%, due June 15, 1999                                      250      250      249      249      249
  Subordinated debentures
    6.55%, due October 15, 2035                                   249      249      249      249      249
    7-1/2%, due April 15, 2035                                    247      247      247      246      246
    6.824%/7.574%, due August 1, 2026                             298      298      298      298      298
----------------------------------------------------------------------------------------------------------
      Total notes and debentures issued by the Parent Company   4,667    4,703    4,222    4,771    4,770
----------------------------------------------------------------------------------------------------------
                                                                                               (Continued)

Table 14
LONG-TERM DEBT
-------------------------------------------------------------------------------------------------------------------------

                                                                                              1998                  1997
                                                                     ------------------------------  -------------------
                                                                       Third     Second      First     Fourth      Third
(In millions)                                                        Quarter    Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------------------------------
NOTES OF SUBSIDIARIES
Notes
  9-3/4%, due September 1, 2003                                            -        118        119        120        121
  Variable rate medium-term, varying rates and terms
   to November 5, 2001                                                 1,144      1,309      1,550      1,640      1,615
  Varying rates and terms to January 26, 2004                             79         82        161         62         59
  Floating rate                                                            -          -        500        500          -
  Senior notes from acquired companies, varying
   rate and terms to April 15, 2004                                      569      1,059        150        150        150
Subordinated notes
  Bank, varying rates and terms to December 15, 2036                   6,712      2,367      1,611      1,205        973
  7.95%, due December 1, 2007                                            100        100          -          -          -
  6-3/4%, due November 15, 2006                                          200        200        198        199        199
  6-5/8%, due March 15, 2005                                             175        175        174        174        174
  5-7/8%, due October 15, 2003                                           200        200        200        200        200
  6.80%, due June 15, 2003                                               149        149        149        149        149
  9-3/8%, due April 15, 2003                                             100        100        100        100        100
  6-5/8%, due March 15, 2003                                             150        150        149        149        149
  7.30%, due December 1, 2002                                            150        150          -          -          -
  7-7/8%, due July 15, 2002                                              100        100        100        100        100
  9-5/8%, due February 15, 2001                                          150        150        150        150        150
  9-5/8%, due August 15, 1999                                            150        150        150        150        150
  9-5/8%, due June 1, 1999                                               100        100        100        100        100
  Floating rate                                                            -          -        100        100        100
Subordinated capital notes
  9-5/8%, due June 15, 1999                                               75         75         75         75         75
  9-7/8%, due May 15, 1999                                                75         75         75         75         75
  8-1/2%                                                                   -          -          -        149        149
  10-1/2% collateralized mortgage obligations                              -          -          -          -         31
-------------------------------------------------------------------------------------------------------------------------
        Total notes of subsidiaries                                   10,378      6,809      5,811      5,547      4,819
-------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Advances from the Federal Home Loan Bank                               1,186      1,685      1,928      1,385      1,570
4.556% auto securitization financing, due September 30, 2008             759          -          -          -          -
Mortgage notes and other debt                                              9         10         10         16         17
Capitalized leases                                                        41         43         32         33         33
-------------------------------------------------------------------------------------------------------------------------
        Total other debt                                               1,995      1,738      1,970      1,434      1,620
-------------------------------------------------------------------------------------------------------------------------
        Total                                                  $      17,040     13,250     12,003     11,752     11,209
-------------------------------------------------------------------------------------------------------------------------

TABLE 15
CHANGES IN STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------

                                                     Twelve                             1998                1997
                                                     Months     ----------------------------  ------------------
                                                      Ended
                                                    Sept. 30,     Third    Second      First    Fourth     Third
(In millions)                                          1998     Quarter    Quarter   Quarter   Quarter    Quarter
-----------------------------------------------------------------------------------------------------------------
Balance, beginning of period                      $  14,823      16,526    15,806     15,269    14,823    14,094
-----------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income                                          2,610         995       249        790       576       748
  Unrealized gain on debt and
    equity securities, net                              340         222        44          4        70       134
-----------------------------------------------------------------------------------------------------------------
       Total comprehensive income                     2,950       1,217       293        794       646       882
-----------------------------------------------------------------------------------------------------------------
Purchase of common stock                             (2,765)          -    (1,908)      (531)     (326)     (312)
Common stock issued for stock options exercised       1,055          23       279        340       413        79
Common stock issued through dividend
  reinvestment plan                                      78          20        15         27        16         8
Common stock issued through public offering               -           -         -          -         -       358
Common stock issued for acquisitions                  2,540           -     2,291        249         -         -
Cash dividends paid                                  (1,311)       (416)     (250)      (342)     (303)     (286)
-----------------------------------------------------------------------------------------------------------------
Balance, end of period                            $  17,370      17,370    16,526     15,806    15,269    14,823
-----------------------------------------------------------------------------------------------------------------

TABLE 16
CAPITAL RATIOS
----------------------------------------------------------------------------------------------------

                                                                          1998                 1997
                                                 ------------------------------  -------------------

                                                   Third     Second      First    Fourth      Third
(In millions)                                    Quarter     Quarter   Quarter   Quarter    Quarter
----------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                               $  13,610     12,854     14,500    13,972     12,604
  Total capital                                   21,401     20,731     21,911    21,585     20,231
Adjusted risk-based assets                       182,105     182,643   167,348   165,802    153,278
Adjusted leverage ratio assets                 $ 224,189     213,866   207,973   197,075    183,359
Ratios
  Tier 1 capital                                    7.47 %     7.04       8.66      8.43       8.22
  Total capital                                    11.75      11.35      13.09     13.02      13.20
  Leverage                                          6.07       6.01       6.97      7.09       6.87
STOCKHOLDERS' EQUITY TO ASSETS (a)
  Quarter-end                                       7.40       7.22       7.19      7.42       7.31
  Average                                           7.32 %     6.80       7.48      7.51       7.29
----------------------------------------------------------------------------------------------------
BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank                         7.49 %     7.16       7.49      6.97       7.13
  First Union Bank of Delaware                     16.11      50.55      13.75     11.83      13.72
  First Union Home Equity Bank                     13.51      12.27      11.41     10.95      10.23
Total capital
  First Union National Bank                        10.38      10.06      10.64     10.20      10.83
  First Union Bank of Delaware                     16.56      50.97      14.27     13.09      14.97
  First Union Home Equity Bank                     15.78      14.48      13.61     13.20      12.39
Leverage
  First Union National Bank                         6.35       6.23       5.90      6.02       5.88
  First Union Bank of Delaware                     18.90      23.87       6.63      6.24       8.31
  First Union Home Equity Bank                     11.22 %    10.75      10.48     10.16       9.12
----------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The capital ratios presented herein have not been restated to reflect the Signet pooling of interests acquisition. The amounts presented herein have been restated for all periods presented to reflect the CoreStates acquisition.
(b) The amounts presented herein have not been restated to reflect acquired banks.

TABLE 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (A)
--------------------------------------------------------------------------------------------------------------

                                            Weighted
                                        Average Rate            Estimated
                                      ---------------  ------------------
                                                       Maturity
September 30, 1998          Notional                         In   Fair
(In millions)                Amount   Receive    Pay   Years (b) Value                 Comments
--------------------------------------------------------------------------------------------------------------
ASSET RATE
  CONVERSIONS
  Interest rate swaps     $  18,194    6.50 %   5.51 %   2.69            Converts floating rate loans to fixed
    Carrying amount                                              $  78   rate.  Adds to liability sensitivity.
    Unrealized gross gain                                          494   Similar characteristics to a fixed
    Unrealized gross loss                                           (4)  income security funded with
                                                                         variable rate liabilities. Includes
                                                                         $2.1 billion of callable swaps
                                                                         expected to mature in or before
                                                                         December 1999 if swap rates are below
                                                                         6.99 percent and $350 million in
                                                                         foreign rate swaps, $240 million
                                                                         maturing in September 2000 and $110
                                                                         million maturing in September 2001.

                                                                -------
        Total                                                      568
                                                                -------
  Forward interest rate swaps   986    6.37        -     2.33            Converts floating rate loans to fixed
    Carrying amount                                                  -   rates in future periods. Effective
    Unrealized gross gain                                           29   December 1998 with $725  million
    Unrealized gross loss                                            -   of purchased put options on forward
                                                                         swaps referenced under "Rate
                                                                         Sensitivity Hedges" linked to this
                                                                         item.
                                                                -------
        Total                                                       29
                                                                -------
  Interest rate floors          995    6.27     5.65     0.87            Paid a premium to convert floating
    Carrying amount                                                  8   rate loans to fixed rate when 3
    Unrealized gross gain                                            3   month LIBOR is below an average
    Unrealized gross loss                                            -  of 6.27 percent.
                                                                -------
        Total                                                       11
                                                                -------
  Periodic caps                 352       -     7.87     7.67            Paid a premium to convert capped
    Carrying amount                                                  4   adjustable rate mortgage loans to
    Unrealized gross gain                                            -   floating rate.
    Unrealized gross loss                                           (4)
                                                                -------
        Total                                                        -
                                                                -------
  Purchased options on
    Forward swaps               130       -     7.74     4.95            Paid a premium to convert fixed rate
    Carrying amount                                                  2   assets to floating rate if the 3 year
    Unrealized gross gain                                            -   swap rate is above 7.74 percent in
    Unrealized gross loss                                           (2)  August 2003.
                                                                -------
        Total                                                        -
                                                                -------
  Interest rate collars       6,100   7.03/6.00 5.50     9.81            Paid a premium to purchase $6.0
    Carrying amount                                                127   billion of collars to convert floating
    Unrealized gross gain                                          102   rate loans to fixed rate when 3
    Unrealized gross loss                                            -   month LIBOR is below 6.00 percent
                                                                         (purchased floor) or above 7.00
                                                                         percent (sold cap). Purchased a zero
                                                                         cost collar to convert $100 million of
                                                                         floating rate loans to fixed rate when
                                                                         3 month LIBOR is below 6.00 percent
                                                                         (purchased floor) or above 8.80
                                                                         percent (sold cap).
                                                                -------
        Total                                                      229
------------------------------------                            -------
        Total asset rate
          conversions     $  26,757    6.49 %   5.55 %   4.31 $    837
-----------------------------------------------------------------------

                                                                     (Continued)
                                      T-16

TABLE 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (A)
---------------------------------------------------------------------------------------------------------------------------

                                                            Weighted
                                                        Average Rate              Estimated
                                                ---------------------   -------------------
                                                                          Maturity
September 30, 1998                     Notional                               In       Fair
(In millions)                           Amount    Receive       Pay       Years (b)   Value             Comments
---------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  Interest rate swaps               $    9,057     6.79 %      5.65 %       5.33              Converts $4.7 billion of fixed rate
    Carrying amount                                                                 $    17   long-term debt to floating rate by
    Unrealized gross gain                                                               640   matching the terms of the swap to
    Unrealized gross loss                                                               (32)  the debt issue. Also converts $1.0
                                                                                              billion of fixed rate CDs to
                                                                                              variable rate, $2.4 billion of fixed
                                                                                              rate bank notes to floating rate and
                                                                                              $1.0 billion of fixed rate capital
                                                                                              trust securities to variable rate.
                                                                                     -------
        Total                                                                           625
                                                                                     -------
  Interest rate floors                     150     4.00           -         4.81              Offsets a corresponding rate floor
    Carrying amount                                                                       1   in long-term debt.
    Unrealized gross gain                                                                 -
    Unrealized gross loss                                                                 -
                                                                                     -------
        Total                                                                             1
                                                                                     -------
  Purchased options on
    Forward swaps                           20        -        7.75         4.92              Paid a premium to convert floating
    Carrying amount                                                                        -  rate debt to fixed rate if the 3 year
    Unrealized gross gain                                                                  -  swap rate is above 7.75 percent in
    Unrealized gross loss                                                                  -  August 2003.
                                                                                     -------
        Total                                                                             -
                                                                                     -------
  Forward interest rate swaps               49     6.10           -         2.29              Converts fixed rate debt to floating
    Carrying amount                                                                       -   rate in future periods. Effective
    Unrealized gross gain                                                                 1   in January 1999.
    Unrealized gross loss                                                                 -
                                                                                     -------
        Total                                                                             1
-----------------------------------------------                                      -------
        Total liability rate
          conversions               $    9,276     6.74 %      5.65 %       5.30 $      627
--------------------------------------------------------------------------------------------
                                                                                 (Continued)

TABLE 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
-----------------------------------------------------------------------------------------------------------------------

                                                              Weighted
                                                          Average Rate      Estimated
                                                        ---------------  ----------------
                                                                         Maturity
September 30, 1998                            Notional                       In     Fair
(In millions)                                 Amount    Receive    Pay   Years (b) Value            Comments
-----------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Purchased put options on
    forward swaps                           $     725       - %   5.10 %   0.22            Paid a premium for the right to
      Carrying amount                                                             $    1   terminate $725 million of forward
      Unrealized gross gain                                                            -   interest rate swaps based on
      Unrealized gross loss                                                           (1)  interest rates in effect in December
                                                                                           1998.  Reduces liability sensitivity.
                                                                                  -------
        Total                                                                          -
                                                                                  -------
  Interest rate caps (LIBOR)                    9,969       -     6.26     1.21            Paid a premium for the right to lock
    Carrying amount                                                                    8   in 3 month LIBOR reset rates on
    Unrealized gross gain                                                              -   pay variable rate swaps.
    Unrealized gross loss                                                             (8)
                                                                                  -------
        TOTAL                                                                          -
                                                                                  -------
  Interest rate caps (CMT)                      2,200       -     5.70     3.21            Paid a premium for the right to lock
    Carrying amount                                                                   26   in 1 year Treasury rates for the
    Unrealized gross gain                                                              -   purpose of converting floating rate
    Unrealized gross loss                                                            (25)  liabilities to fixed rate.
                                                                                  -------
        Total                                                                          1
                                                                                  -------
  Long eurudollar futures                       2,000    6.62        -     0.58            Converts floating rate LIBOR-based
    Carrying amount                                                                    -   loans to fixed rate. Adds to liability
    Unrealized gross gain                                                             10   sensitivity. Similar characteristics to
    Unrealized gross loss                                                              -   fixed income security funded with
                                                                                           variable rate liabilities. $500 million
                                                                                           effective December 1998, March,
                                                                                           June and September 1999.
                                                                                  -------
        Total                                                                         10
------------------------------------------------------                            -------
        Total rate sensitivity
          hedges                            $  14,894    6.62 %   6.10 %   1.37 $     11
-----------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Estimated maturity approximates average life except for eurodollar futures, average life of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the pay rates in effect as of September 30, 1998. Weighted average receive rates are fixed rates set at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.

TABLE 18
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (A)
---------------------------------------------------------------------------------------------------------------------

September 30, 1998                                      1 Year        1 -2      2 -5      5 -10    After 10
(In millions)                                          or Less       Years     Years      Years     Years      Total
---------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount                                     $    3,213      11,619     3,804      7,641       480     26,757
Weighted average receive rate                             6.07 %      6.71      6.29       6.41      6.49       6.49
Estimated fair value                                $       26         353       138        267        53        837
---------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount                                     $    1,379         789     1,929      4,829       350      9,276
Weighted average receive rate                             6.07 %      7.21      6.55       6.95      6.06       6.74
Estimated fair value                                $        9          25       110        461        22        627
---------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount                                     $    2,785       9,866     2,243          -         -     14,894
Weighted average receive rate                             4.86 %         -         -          -         -       6.62
Estimated fair value                                $       10           -         1          -         -         11
---------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based on one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates, and therefore, they have been excluded from the above table. Weighted average pay rates are indicated in Table 17.

TABLE 19
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (A)
---------------------------------------------------------------------------------------------------------

                                                            Asset     Liability         Rate
                                                             Rate          Rate  Sensitivity
(In millions)                                         Conversions   Conversions       Hedges       Total
---------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                             $   17,714        11,422       20,880      50,016
Additions                                                  10,623         1,361        9,976      21,960
Maturities/Amortizations                                   (1,765)       (2,140)     (14,555)    (18,460)
Terminations/Redesignations                                   185        (1,367)      (1,407)     (2,589)
---------------------------------------------------------------------------------------------------------
Balance, September 30, 1998                            $   26,757         9,276       14,894      50,927
---------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES
-----------------------------------------------------------------------------------------------------------------------

                                                              THIRD QUARTER 1998                    SECOND QUARTER 1998
                                                    ----------------------------     ----------------------------------

                                                                         Average                                Average
                                                                Interest  Rates                       Interest   Rates
                                                    Average     Income/  Earned/         Average      Income/   Earned/
(In millions)                                       Balances    Expense    Paid         Balances      Expense     Paid
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                   $    1,752         25     5.76 %    $     2,872          43      5.88 %
Federal funds sold and securities
  purchased under resale agreements                  14,331        189     5.19           11,842         151      5.18
Trading account assets (a)                           10,235        168     6.51            7,655         109      5.76
Securities available for sale (a)                    36,677        608     6.64           35,593         590      6.61
Investment securities (a)
  U.S. Government and other                           1,366         25     7.26            1,866          32      6.89
  State, county and municipal                           812         21    10.41              907          23     10.06
-----------------------------------------------------------------------                 ---------------------
        Total investment securities                   2,178         46     8.43            2,773          55      7.92
-----------------------------------------------------------------------                 ---------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural           50,049        984     7.80           49,717         991      7.99
    Real estate - construction and other              2,921         62     8.50            3,001          63      8.49
    Real estate - mortgage                            9,523        210     8.75            9,988         212      8.52
    Lease financing                                   4,563        131    11.48            4,407         124     11.22
    Foreign                                           4,257         75     7.02            4,123          69      6.69
-----------------------------------------------------------------------                 ---------------------
        Total commercial                             71,313      1,462     8.14           71,236       1,459      8.21
-----------------------------------------------------------------------                 ---------------------
  Retail
    Real estate - mortgage                           26,072        488     7.48           26,300         495      7.54
    Installment loans - Bankcard (c)                  3,957        156    15.80            3,931         149     15.14
    Installment loans - other and
      Vehicle leasing                                33,708        780     9.20           30,679         704      9.19
-----------------------------------------------------------------------                 ---------------------
        Total retail                                 63,737      1,424     8.91           60,910       1,348      8.86
-----------------------------------------------------------------------                 ---------------------
        Total loans                                 135,050      2,886     8.50          132,146       2,807      8.51
-----------------------------------------------------------------------                 ---------------------
        Total earning assets                        200,223      3,922     7.80          192,881       3,755      7.80
                                                                ----------------                      -----------------
Cash and due from banks                               8,780                                9,282
Other assets                                         20,120                               16,777
------------------------------------------------------------                            ---------
        Total assets                             $  229,123                          $   218,940
------------------------------------------------------------                            ---------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                         33,874        229     2.68           34,358         226      2.64
    Money market accounts                            25,037        224     3.54           24,605         213      3.48
    Other consumer time                              37,501        506     5.36           37,927         505      5.35
    Foreign                                           3,354         45     5.30            2,523          32      5.05
    Other time                                        6,068         93     6.05            6,596         110      6.67
-----------------------------------------------------------------------                 ---------------------
        Total interest-bearing deposits             105,834      1,097     4.11          106,009       1,086      4.11
  Federal funds purchased and securities
    sold under repurchase agreements                 35,902        473     5.23           34,775         445      5.13
  Commercial paper                                    1,742         24     5.44            2,066          27      5.33
  Other short-term borrowings                        14,642        201     5.47            9,273         121      5.21
  Long-term debt                                     14,335        223     6.24           12,609         201      6.36
-----------------------------------------------------------------------                 ---------------------
        Total interest-bearing liabilities          172,455      2,018     4.65          164,732       1,880      4.57
                                                                ----------------                      -----------------
  Noninterest-bearing deposits                       30,380                               31,032
  Other liabilities                                   7,787                                6,560
  Guaranteed preferred beneficial interests           1,735                                1,735
  Stockholders' equity                               16,766                               14,881
------------------------------------------------------------                            ---------
         Total liabilities and                                                       $
           stockholders' equity                  $  229,123                              218,940
------------------------------------------------------------                            ---------
Interest income and rate earned                             $    3,922     7.80 %                $     3,755      7.80 %
Interest expense and equivalent rate paid                        2,018     4.01                        1,880      3.91
--------------------------------------------------------------------------------        -------------------------------
Net interest income and margin                              $    1,904     3.79 %                $     1,875      3.89 %
--------------------------------------------------------------------------------        -------------------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut. Lease financing amounts include related deferred income taxes.

    ---------------------------------------------------------------------------------------

          FIRST QUARTER 1998            FOURTH QUARTER 1997           THIRD QUARTER 1997
    -------------------------    ---------------------------    ---------------------------

                     Average                           Average                         Average
            Interest  Rates                 Interest    Rates                 Interest Rates
  Average   Income/  Earned/      Average   Income/    Earned/       Average  Income/  Earned/
  Balances  Expense    Paid       Balances  Expense      Paid        Balances Expense   Paid
    --------------------------------------------------------------------------------------------
 $   2,971       41    5.65 %  $    3,718       55       5.75 %   $    3,413      49    5.70 %

     9,728      129    5.35         7,609      106       5.46          7,691     106    5.48
     5,835       90    6.20         6,736      109       6.45          5,618      94    6.65
    30,046      499    6.68        21,590      363       6.76         21,122     366    6.87

     2,403       40    6.69         2,257       43       7.07          2,418      42    7.12
       986       24    9.74         1,034       27       9.46          1,069      25    9.38
    ----------------              -----------------                  ----------------
     3,389       64    7.57         3,291       70       7.82          3,487      67    7.81
    ----------------              -----------------                  ----------------


    48,035      955    8.07        44,948      891       7.86         43,430     880    8.05
     2,973       64    8.63         3,124       68       8.56          3,231      74    9.19
    10,414      218    8.50        13,020      288       8.80         13,518     296    8.68
     4,249      113   10.65         4,380      115      10.45          4,398     113   10.19
     4,003       66    6.68         3,668       61       6.64          3,415      55    6.35
    ----------------              -----------------                  ----------------
    69,674    1,416    8.23        69,140    1,423       8.17         67,992   1,418    8.28
    ----------------              -----------------                  ----------------

    27,555      531    7.71        29,890      579       7.68         30,671     598    7.74
     3,951      169   17.10         6,646      273      16.28          6,997     272   15.44

    30,034      691    9.30        28,443      686       9.57         29,189     713    9.69
    ----------------              -----------------                  ----------------
    61,540    1,391    9.09        64,979    1,538       9.39         66,857   1,583    9.40
    ----------------              -----------------                  ----------------
    131,214   2,807    8.63       134,119    2,961       8.76        134,849   3,001    8.83
    ----------------              -----------------                  ----------------
    183,183   3,630    7.99       177,063    3,664       8.21        176,180   3,683    8.30
     8,976  ----------------        8,880   ------------------         8,499  --------------
    18,650                         13,982                             12,835
    -------                       --------                           --------
 $  210,809                    $  199,925                         $  197,514
    -------                       --------                           --------

    35,336      236    2.70        32,023      234       2.90         33,170     229    2.74
    23,070      190    3.34        25,553      193       2.99         23,936     181    3.01
    37,403      489    5.30        37,583      496       5.23         39,407     517    5.21
     2,856       38    5.44         2,351       34       5.73          2,629      35    5.20
     6,507      106    6.62         6,611      102       6.14          5,518      85    6.12
    ----------------              -----------------                  ----------------
    105,172   1,059    4.08       104,121    1,059       4.03        104,660   1,047    3.97

    30,425      373    4.98        24,010      306       5.06         23,523     301    5.08
     1,939       26    5.43         1,931       33       6.81          2,073      28    5.47
     7,289       99    5.48         6,341       96       6.00          6,951     104    5.95
    11,900      185    6.23        11,636      187       6.38         10,694     177    6.51
    ----------------              -----------------                  ----------------
    156,725   1,742    4.50       148,039    1,681       4.51        147,901   1,657    4.44
    29,402   ---------------       28,865   ------------------        27,500  --------------
     7,176                          6,275                              5,988
     1,735                          1,733                              1,733
    15,771                         15,013                             14,392
    -------                       --------                           --------
 $                             $  199,925                         $  197,514
                                  --------                           --------
    210,809
    -------
           $  3,630    7.99 %             $  3,664       8.21 %              $ 3,683    8.30 %
              1,742    3.85                  1,681       3.77                  1,657    3.73
            ----------------                ------------------                ---------------
           $  1,888    4.14 %             $  1,983       4.44 %              $ 2,026    4.57 %
            ----------------                ------------------                ---------------

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.
(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES
----------------------------------------------------------------------------------------------------------------------------------

                                                                  NINE MONTHS ENDED 1998                    SIX MONTHS ENDED 1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Average                                  Average
                                                                   Interest        Rates                    Interest        Rates
                                                      Average       Income/      Earned/          Average    Income/      Earned/
(In millions)                                        Balances       Expense         Paid         Balances    Expense         Paid
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                    $     2,527           109         5.76 %     $    2,921         84         5.77  %
Federal funds sold and securities
  purchased under resale agreements                    11,984           469         5.23           10,791        280         5.26
Trading account assets (a)                              7,925           367         6.19            6,750        199         5.95
Securities available for sale (a)                      34,129         1,697         6.63           32,835      1,089         6.64
Investment securities (a)
  U.S. Government and other                             1,875            97         6.90            2,134         72         6.78
  State, county and municipal                             901            68        10.06              946         47         9.90
-----------------------------------------------------------------------------                  ----------------------
        Total investment securities                     2,776           165         7.93            3,080        119         7.74
-----------------------------------------------------------------------------                  ----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural             49,274         2,930         7.95           48,880      1,946         8.03
    Real estate - construction and other                2,964           189         8.54            2,987        127         8.56
    Real estate - mortgage                              9,972           640         8.58           10,200        430         8.51
    Lease financing                                     4,408           368        11.12            4,328        237        10.94
    Foreign                                             4,129           210         6.80            4,064        135         6.69
-----------------------------------------------------------------------------                  ----------------------
        Total commercial                               70,747         4,337         8.19           70,459      2,875         8.22
-----------------------------------------------------------------------------                  ----------------------
  Retail
    Real estate - mortgage                             26,637         1,514         7.58           26,924      1,026         7.63
    Installment loans - Bankcard (c)                    3,946           474        16.01            3,941        318        16.12
    Installment loans - other and
      Vehicle leasing                                  31,487         2,175         9.23           30,358      1,395         9.25
-----------------------------------------------------------------------------                  ----------------------
        Total retail                                   62,070         4,163         8.95           61,223      2,739         8.98
-----------------------------------------------------------------------------                  ----------------------
        Total loans                                   132,817         8,500         8.55          131,682      5,614         8.57
-----------------------------------------------------------------------------                  ----------------------
        Total earning assets                          192,158        11,307         7.86          188,059      7,385         7.89
Cash and due from banks                                 9,012      ----------------------           9,129      ------------------
Other assets                                           18,521                                      17,709
--------------------------------------------------------------                                 -----------
        Total assets                              $   219,691                                 $   214,897
--------------------------------------------------------------                                 -----------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                           34,518           691         2.68           34,845        462         2.67
    Money market accounts                              24,244           627         3.46           23,842        403         3.41
    Other consumer time                                37,611         1,500         5.33           37,666        994         5.32
    Foreign                                             2,913           115         5.27            2,689         70         5.26
    Other time                                          6,388           309         6.46            6,551        216         6.65
-----------------------------------------------------------------------------                  ----------------------
        Total interest-bearing deposits               105,674         3,242         4.10          105,593      2,145         4.10
  Federal funds purchased and securities
    sold under repurchase agreements                   33,721         1,291         5.12           32,612        818         5.06
  Commercial paper                                      1,915            77         5.40            2,003         53         5.38
  Other short-term borrowings                          10,428           421         5.40            8,287        220         5.33
  Long-term debt                                       12,957           609         6.27           12,256        386         6.29
-----------------------------------------------------------------------------                  ----------------------
        Total interest-bearing liabilities            164,695         5,640         4.58          160,751      3,622         4.54
  Noninterest-bearing deposits                         30,275       ---------------------          30,222      ------------------
  Other liabilities                                     7,176                                       6,866
  Guaranteed preferred beneficial interests             1,735                                       1,735
  Stockholders' equity                                 15,810                                      15,323
--------------------------------------------------------------                                 -----------
         Total liabilities and
           stockholders' equity                  $    219,691                                 $   214,897
--------------------------------------------------------------                                 -----------
Interest income and rate earned                                $     11,307         7.86 %                 $   7,385         7.89  %
Interest expense and equivalent rate paid                             5,640         3.92                       3,622         3.88
------------------------------------------------------------------------------------------     -----------------------------------
Net interest income and margin                                 $      5,667         3.94 %                 $   3,763         4.01  %
------------------------------------------------------------------------------------------     -----------------------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of
7.25 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 9.5 percent in Connecticut. Lease financing amounts include related deferred income taxes.

-------------------------------------------------------------------
                 YEAR ENDED 1997             NINE MONTHS ENDED 1997
--------------------------------     ------------------------------
                         Average                          Average
               Interest  Rates                  Interest  Rates
    Average    Income/   Earned/     Average    Income/   Earned/
    Balances   Expense    Paid       Balances   Expense    Paid
-------------------------------------------------------------------
 $   3,184        182     5.68 %  $    3,003       127     5.65 %

     7,219        399     5.51         7,088       293     5.53
     5,174        341     6.59         4,647       232     6.67
    20,844      1,423     6.83        20,600     1,060     6.88

     2,478        179     7.22         2,545       136     7.15
     1,085        105     9.67         1,104        78     9.51
----------------------            ---------------------
     3,563        284     7.97         3,649       214     7.86
----------------------            ---------------------

    43,118      3,464     8.03        42,500     2,573     8.10
     3,295        293     8.89         3,352       225     8.99
    13,619      1,180     8.67        13,638       892     8.74
     4,199        423    10.09         4,138       308     9.96
     3,349        215     6.43         3,243       154     6.34
----------------------            ---------------------
    67,580      5,575     8.25        66,871     4,152     8.30
----------------------            ---------------------

    31,241      2,426     7.77        31,880     1,847     7.75
     7,005      1,058    15.11         7,124       785    14.74

    28,691      2,773     9.66        28,776     2,087     9.70
----------------------            ---------------------
    66,937      6,257     9.35        67,780     4,719     9.31
----------------------            ---------------------
   134,517     11,832     8.80       134,651     8,871     8.81
----------------------            ---------------------
   174,501     14,461     8.29       173,638    10,797     8.32
     8,695    -----------------        8,633   ----------------
    12,897                            12,530
-----------                       -----------
$  196,093                        $  194,801
-----------                       -----------

    33,104        898     2.71        33,469       664     2.66
    24,033        694     2.89        23,521       501     2.85
    39,752      2,067     5.20        40,482     1,571     5.19
     3,092        164     5.29         3,341       130     5.19
     5,377        325     6.05         4,962       223     6.01
----------------------            ---------------------
   105,358      4,148     3.94       105,775     3,089     3.91

    22,759      1,147     5.04        22,336       841     5.03
     1,948        112     5.76         1,953        79     5.41
     5,680        338     5.96         5,458       242     5.94
    10,916        707     6.47        10,673       520     6.51
----------------------            ---------------------
   146,661      6,452     4.40       146,195     4,771     4.36
    27,489    -----------------       27,025    ---------------
     5,823                             5,672
     1,680                             1,662
    14,440                            14,247
-----------                       -----------
$  196,093                        $  194,801
-----------                       -----------
            $  14,461     8.29 %             $  10,797     8.32 %
                6,452     3.70                   4,771     3.67
            --------------------             --------------------
            $   8,009     4.59 %             $   6,026     4.65 %
            --------------------             --------------------

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.
(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------------------------------------------

                                                                                      1998                  1997
                                                            -------------------------------   -------------------

                                                               Third     Second      First     Fourth      Third
(In millions, except per share data)                         Quarter    Quarter    Quarter    Quarter    Quarter
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                  $     9,491      9,708     10,554     10,275      9,827
Interest-bearing bank balances                                 1,872      2,139      2,708      3,832      3,248
Federal funds sold and securities
  purchased under resale agreements                           15,090     11,753     11,656      7,781      7,037
-----------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                       26,453     23,600     24,918     21,888     20,112
-----------------------------------------------------------------------------------------------------------------
Trading account assets                                        12,123      9,774      6,985      5,952      8,152
Securities available for sale                                 38,052     36,798     34,252     23,524     21,135
Investment securities                                          2,121      2,229      3,227      3,526      3,681
Loans, net of unearned income                                135,689    137,390    133,814    131,687    135,966
  Allowance for loan losses                                   (1,882)    (1,870)    (1,863)    (1,847)    (2,175)
-----------------------------------------------------------------------------------------------------------------
        Loans, net                                           133,807    135,520    131,951    129,840    133,791
-----------------------------------------------------------------------------------------------------------------
Premises and equipment                                         5,079      5,088      5,037      4,863      4,855
Due from customers on acceptances                              1,026      1,091      1,156      1,496      1,629
Other intangible assets                                        5,105      5,169      2,931      2,948      3,026
Other assets                                                  10,814      9,727      9,487     11,698      6,385
-----------------------------------------------------------------------------------------------------------------
        Total assets                                     $   234,580    228,996    219,944    205,735    202,766
-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                30,504     33,169     32,184     31,005     29,676
  Interest-bearing deposits                                  104,024    105,429    105,751    106,072    103,468
-----------------------------------------------------------------------------------------------------------------
        Total deposits                                       134,528    138,598    137,935    137,077    133,144
Short-Term borrowings                                         51,807     48,897     43,521     31,681     33,784
Bank acceptances outstanding                                   1,037      1,106      1,151      1,496      1,627
Other liabilities                                             11,062      8,884      7,793      6,725      6,445
Long-term debt                                                17,040     13,250     12,003     11,752     11,209
-----------------------------------------------------------------------------------------------------------------
        Total liabilities                                    215,474    210,735    202,403    188,731    186,209
-----------------------------------------------------------------------------------------------------------------
Guaranteed prederred beneficial interests in
   junior subordinated deferrable interest debentures          1,736      1,735      1,735      1,735      1,734
-----------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                    -          -          -          -          -
Common stock, $3.33-1/3 par value;
  authorized 2 billion shares                                  3,301      3,294      3,243      3,203      3,197
Paid-in capital                                                4,125      4,089      1,439      1,582      1,484
Retained earnings                                              9,388      8,809     10,834     10,198      9,926
Accumulated other comprehensive income, net                      556        334        290        286        216
-----------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                            17,370     16,526     15,806     15,269     14,823
-----------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity       $   234,580    228,996    219,944    205,735    202,766
-----------------------------------------------------------------------------------------------------------------
MEMORANDA
Securities available for sale-amortized cost             $    37,185     36,280     33,934     23,080     20,797
Investment securities-market value                             2,265      2,365      3,315      3,670      3,829
Stockholders' equity, net of unrealized
  gain on debt and equity securities                     $    17,370     16,526     15,806     15,269     14,823
Shares outstanding (In thousands)                            990,373    988,150    972,775    960,984    958,977
-----------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------

                                                                                       1998                   1997
                                                             -------------------------------   --------------------

                                                               Third     Second       First     Fourth       Third
(In millions, except per share data)                         Quarter     Quarter    Quarter    Quarter     Quarter
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                $    2,869      2,794       2,792      2,946       2,992
Interest and dividends on securities available for sale          604        583         496        361         364
Interest and dividends on investment securities
  Taxable income                                                  24         32          40         42          41
  Nontaxable income                                               15         16          17         18          17
Trading account interest                                         165        108          87        107          94
Other interest income                                            214        194         170        161         155
-------------------------------------------------------------------------------------------------------------------
        Total interest income                                  3,891      3,727       3,602      3,635       3,663
-------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                           1,097      1,086       1,059      1,059       1,047
Interest on short-term borrowings                                698        593         498        435         433
Interest on long-term debt                                       223        201         185        187         177
-------------------------------------------------------------------------------------------------------------------
        Total interest expense                                 2,018      1,880       1,742      1,681       1,657
-------------------------------------------------------------------------------------------------------------------
Net interest income                                            1,873      1,847       1,860      1,954       2,006
Provision for loan losses                                        239        150         135        445         225
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses            1,634      1,697       1,725      1,509       1,781
-------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trading account profit (loss)                                    (55)        66          35        100          36
Service charges on deposit accounts                              284        281         283        290         283
Mortgage banking income                                           91        121          69         76          62
Capital management income                                        431        423         413        278         272
Securities available for sale transactions                       211         21          23         18          15
Investment security transactions                                   -          4           -          -           2
Fees for other banking services                                   64         70          70         56          64
Equipment lease rental income                                     43         42          46         43          48
Sundry income                                                    775        529         438        304         300
-------------------------------------------------------------------------------------------------------------------
        Total noninterest income                               1,844      1,557       1,377      1,165       1,082
-------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                                         877        862         822        783         711
Other benefits                                                   165        182         162        150         156
-------------------------------------------------------------------------------------------------------------------
        Personnel expense                                      1,042      1,044         984        933         867
Occupancy                                                        150        139         137        131         138
Equipment                                                        174        172         183        165         167
Advertising                                                       69         49          37         36          33
Telecommunications                                                60         47          46         45          40
Travel                                                            55         50          40         40          30
Postage, printing and supplies                                    67         63          61         59          53
Professional fees                                                 42         40          70         97          71
External data processing                                          25         23          20         22          25
Other intangible amortization                                     99         76          75         80          78
Merger-related and restructuring charges                          24        954          29        225           -
Sundry expense                                                   176        220         213        333         209
-------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                              1,983      2,877       1,895      2,166       1,711
-------------------------------------------------------------------------------------------------------------------
Income before income taxes (benefits)                          1,495        377       1,207        508       1,152
Income taxes (benefits) (a)                                      500        128         417        (68)        404
-------------------------------------------------------------------------------------------------------------------
        Net income                                        $      995        249         790        576         748
-------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                            $     1.02       0.27        0.82       0.61        0.79
Diluted earnings                                                1.01       0.26        0.81       0.60        0.78
Cash dividends                                            $     0.42       0.37        0.37       0.32        0.32
AVERAGE SHARES (In thousands)
Basic                                                        981,659     949,750    965,120    960,596     946,354
Diluted                                                      993,208     962,160    977,155    972,051     959,013
-------------------------------------------------------------------------------------------------------------------

(a) Certain corporate and interstate banking entities were reorganized, which resulted in a reduction in the effective federal income tax rate in the fourth quarter of 1997. This benefit was principally offset by a higher provision for loan losses related to the restructuring of the unsecured consumer loan portfolio.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------

                                                               Nine Months Ended      Six Months Ended
                                                                   September 30,              June 30,
                                                               ----------------------------------------
(In millions, except per share data)                             1998       1997       1998       1997
-------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                  $   8,455      8,841      5,586      5,849
Interest and dividends on securities available for sale         1,683      1,051      1,079        687
Interest and dividends on investment securities
  Taxable income                                                   96        134         72         93
  Nontaxable income                                                48         52         33         35
Trading account interest                                          360        229        195        135
Other interest income                                             578        420        364        265
-------------------------------------------------------------------------------------------------------
        Total interest income                                  11,220     10,727      7,329      7,064
-------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                            3,242      3,089      2,145      2,042
Interest on short-term borrowings                               1,789      1,162      1,091        729
Interest on long-term debt                                        609        520        386        343
-------------------------------------------------------------------------------------------------------
        Total interest expense                                  5,640      4,771      3,622      3,114
-------------------------------------------------------------------------------------------------------
Net interest income                                             5,580      5,956      3,707      3,950
Provision for loan losses                                         524        658        285        433
-------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             5,056      5,298      3,422      3,517
-------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trading account profits                                            46        152        101        116
Service charges on deposit accounts                               848        829        564        546
Mortgage banking income                                           281        180        190        118
Capital management income                                       1,267        800        836        528
Securities available for sale transactions                        255         34         44         19
Investment security transactions                                    4          3          4          1
Fees for other banking services                                   204        207        140        143
Equipment lease rental income                                     131        144         88         96
Sundry income                                                   1,742        808        967        508
-------------------------------------------------------------------------------------------------------
        Total noninterest income                                4,778      3,157      2,934      2,075
-------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                                        2,561      2,126      1,684      1,415
Other benefits                                                    509        491        344        335
-------------------------------------------------------------------------------------------------------
        Personnel expense                                       3,070      2,617      2,028      1,750
Occupancy                                                         426        413        276        275
Equipment                                                         529        484        355        317
Advertising                                                       155        105         86         72
Telecommunications                                                153        123         93         83
Travel                                                            145         85         90         55
Postage, printing and supplies                                    191        166        124        113
Professional fees                                                 152        195        110        124
External data processing                                           68         72         43         47
Other intangible amortization                                     250        235        151        157
Merger-related and restructuring charges                        1,007         59        983         59
Sundry expense                                                    609        616        433        407
-------------------------------------------------------------------------------------------------------
        Total noninterest expense                               6,755      5,170      4,772      3,459
-------------------------------------------------------------------------------------------------------
Income before income taxes                                      3,079      3,285      1,584      2,133
Income taxes                                                    1,045      1,152        545        748
-------------------------------------------------------------------------------------------------------
        Net income                                          $   2,034      2,133      1,039      1,385
-------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                              $    2.11       2.23       1.09       1.44
Diluted earnings                                                 2.08       2.20       1.07       1.42
Cash dividends                                              $    1.16       0.90       0.74       0.58
AVERAGE SHARES (In thousands)
Basic                                                          965,506    956,476    957,430    961,612
Diluted                                                        976,826    967,755    969,180    972,830
-------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------

                                                                                            Nine Months Ended
                                                                                                 September 30,
                                                                                            ------------------

(In millions)                                                                                  1998      1997
--------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                $   2,034     2,133
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                          145        19
  Provision for loan losses                                                                     524       658
  Provision for foreclosed properties                                                            (6)        1
  Gain on sale of mortgage servicing rights                                                     (17)        -
  Securities available for sale transactions                                                   (255)      (34)
  Investment securities transactions                                                             (4)       (3)
  Depreciation and amortization                                                                 783       687
  Trading account assets, net                                                                (4,956)   (3,527)
  Mortgage loans held for resale                                                               (511)     (212)
  Gain on sale of premises and equipment                                                         (9)        -
  Gain on sale of assets held for sale                                                           (2)       (5)
  Other assets, net                                                                           1,883      (610)
  Other liabilities, net                                                                      2,721       645
--------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                                      2,330      (248)
--------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                     12,602     7,855
  Maturities of securities available for sale                                                 3,602     1,733
  Purchases of securities available for sale                                                (30,165)  (11,195)
  Calls and underdeliveries of investment securities                                            387         4
  Maturities of investment securities                                                         1,275     1,137
  Purchases of investment securities                                                           (255)     (619)
  Origination of loans, net                                                                  (1,326)   (1,935)
  Sales of premises and equipment                                                               238       155
  Purchases of premises and equipment                                                          (783)     (486)
  Other intangible assets, net                                                                 (147)       30
  Purchase of bank owned separate account life insurance                                        (76)        -
  Cash equivalents acquired, net of purchases of banking organizations                          366         6
--------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                               (14,282)   (3,315)
--------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
    Deposits, net                                                                            (2,800)   (3,314)
    Securities sold under repurchase agreements and other short-term borrowings, net         17,894     6,165
    Issuances of guaranteed preferred beneficial interests                                        -       945
    Issuances of long-term debt                                                               6,986     1,980
    Payments of long-term debt                                                               (2,820)   (1,585)
    Sales of common stock                                                                       704       744
    Purchases of common stock                                                                (2,439)   (2,034)
    Cash dividends paid                                                                      (1,008)     (838)
--------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                                            16,517     2,063
--------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                      4,565    (1,500)
        Cash and cash equivalents, beginning of year                                         21,888    21,612
--------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of period                                          $  26,453    20,112
--------------------------------------------------------------------------------------------------------------
NONCASH ITEMS
Increase in foreclosed properties and a decrease in loans                                 $       3         8
Issuance of common stock for acquisitions                                                     2,540         4
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                               423       290
    Other assets (deferred income taxes)                                                  $     153       103
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
                                      T-28